Exhibit 10.1

OFFICE LEASE

by and between

TREA PACIFIC PLAZA, LLC,

a Delaware limited liability company (“Landlord”)

and

TANDEM DIABETES CARE, INC.,

a Delaware corporation (“Tenant”)

Dated as of

January 10, 2019

CALIFORNIA WITH BASE YEAR

OFFICE LEASE

This OFFICE LEASE (this “Lease”) is made between TREA PACIFIC PLAZA, LLC, a Delaware limited liability company (“Landlord”), and the Tenant described in Item 1 of the Basic Lease Provisions.

LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all of the terms and conditions set forth herein, those certain premises (the “Premises”) described in Item 3 of the Basic Lease Provisions and as shown in the drawing attached hereto as Exhibit A-1. The Premises are located in the Building described in Item 2 of the Basic Lease Provisions. The Building is located on that certain land (the “Land”), which is also improved with landscaping, parking facilities and other improvements, fixtures and common areas and appurtenances now or hereafter placed, constructed or erected on the Land (sometimes referred to herein as the “Project”).

BASIC LEASE PROVISIONS

1.	Tenant:TANDEM DIABETES CARE, INC., a Delaware corporation (“Tenant”)

2.	Building:PACIFIC PLAZA AT TORREY HILLS 10935 Vista Sorrento Parkway

San Diego, California 92130

3.	Description of Premises:Suite 200

Rentable Area:25,332 rentable square feet

Project Size:220,348 rentable square feet (subject to Paragraph 18)

4.	Tenant’s Proportionate Share:11.49% (See Paragraph 3)

5.	Base Rent:(See Paragraph 2)

Lease Months	Monthly Base Rent
1* - 12	$92,461.80
13 - 24	$95,235.65
25 - 36	$98,092.72
37 - 42	$101,035.50

*Subject to partial abatement as provided in Paragraph 2(e)

6.	Installments Payable Upon Execution:$92,461.80 for Base Rent for Month 1

7.	Security Deposit Payable Upon Execution:$101,035.50 (See Paragraph 2(c))

8.	Base Year for Operating Expenses:2019 (See Paragraph 3)

9.

Initial Term:Forty-two (42) months, commencing on the Commencement Date and ending on the day immediately preceding the last day of the forty-second (42nd) full calendar month following the Commencement Date (See Paragraph 1)

10.	Estimated Commencement Date:

11.	Estimated Termination Date:

12.	Broker(s) (See Paragraph 19(k)):

13.	Number of Parking Spaces:

14.	Addresses for Notices: TENANT:

Prior to occupancy of the Premises:

11075 Roselle Street San Diego, CA 92121

Attn: David Berger, Executive Vice President and General Counsel

After occupancy of the Premises:

10935 Vista Sorrento Parkway Suite 200

San Diego, California 92130

15.	Address for Payment of Rent:

16.	Guarantor:

17.	Effective Date:

18.	Tenant Improvements:

19.	The “State” is the state, commonwealth, district or jurisdiction in which the Building is located.

March 1, 2019

August 31, 2022

Newmark Knight Frank, representing Landlord, and Hughes Marino, representing Tenant

Tenant shall have the right to use up to eighty-eight (88) uncovered, unreserved parking spaces at  no charge throughout the Initial Term at a ratio of 3.75 unreserved parking stalls per 1,000  usable square feet  in  the Premises, calculated based on

23,365 usable square feet of Premises. Tenant’s parking spaces shall be located in one of the two (2) parking structures in the Project. (See Paragraph 18)

LANDLORD:

TIAA-CREF

4675 MacArthur Court, Suite 1100 Newport Beach, California 92660

Attn: John Cornuke, Director – Asset Management

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP 12255 El Camino Real, Suite 300

San Diego, CA 92130 Attn: Eric Kremer

All payments payable under this Lease shall be sent to Landlord at:

TREA Pacific Plaza LLC

P.O. Box 51114

Los Angeles, California 90074

or to such other address as Landlord may designate in writing. None

January 10, 2019

Landlord, at Landlord’s sole cost and expense, on a turnkey basis, shall install certain tenant improvements in the Premises in accordance with Exhibit B attached hereto.

California

This Lease consists of the foregoing introductory paragraphs and Basic Lease Provisions, the provisions of the Standard Lease Provisions (the “Standard Lease Provisions”) (consisting of Paragraph 1 through Paragraph 19 which follow), Exhibit A through Exhibit E, and Rider No. 1 through Rider No. 3, all of which are incorporated herein by this reference. In the event of any conflict between the provisions of the Basic Lease Provisions and the provisions of the Standard Lease Provisions, the Standard Lease Provisions shall control.

STANDARD LEASE PROVISIONS

1.	TERM

(a)The Initial Term of this Lease and the Rent (defined below) shall commence on the Commencement Date (defined below). Unless earlier terminated in accordance with the provisions hereof, the  Initial Term of this Lease shall be the period shown in Item 9 of the Basic Lease Provisions. As used herein, “Lease Term” shall mean the Initial Term referred to in Item 9 of the Basic Lease Provisions, subject to any extension of the Initial Term hereof exercised in accordance with the terms and conditions expressly set forth herein (the “Expiration Date”). Unless Landlord is terminating this Lease prior to the Expiration Date in accordance with the provisions hereof, Landlord shall not be required to provide notice to Tenant of the Expiration Date. This Lease shall be a binding contractual obligation effective upon execution hereof by Landlord and Tenant, notwithstanding the later commencement of the Initial Term of this Lease. The terms “Tenant Improvements,” “Commencement Date,” and “Substantial Completion” or “Substantially Completed” are defined in the attached Exhibit B Work Letter. “Tenant Delays” consist of those delays defined in Exhibit B.

(b)

The Premises will be delivered to Tenant when the Tenant Improvements have been Substantially Completed. If the Commencement Date is delayed or otherwise does not occur on the Estimated Commencement Date, set forth in Item 10 of the Basic Lease Provisions, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, subject to the provisions of Section 3(c) of the attached Exhibit B Work Letter.

(c)

Upon Substantial Completion of the Tenant Improvements, Landlord shall prepare and deliver to Tenant, a factually correct Commencement Letter in the form of Exhibit E attached hereto (the “Commencement Letter”) which Tenant shall acknowledge by executing a copy and returning it to Landlord. If Tenant fails to sign and return the Commencement Letter to Landlord within ten (10) days of its receipt from Landlord, the Commencement Letter as sent by Landlord shall be deemed to have correctly set forth the Commencement Date and the other matters addressed in the Commencement Letter. Failure of Landlord to send the Commencement Letter shall have no effect on the Commencement Date.

(d)So long as Landlord has received from Tenant the first month's installment of Base Rent due pursuant to Item 6 of the Basic Lease, certificates evidencing the insurance required to be carried by Tenant under this Lease, the Security Deposit, and so long as Tenant and its contractors and employees do not interfere with the completion of the Tenant Improvements in any material respect, Landlord shall use commercially reasonable efforts to give Tenant’s designated contractors access to the Premises thirty (30) days prior to the Commencement Date (the “Early Access Period”) for purposes of installing Tenant’s furniture, fixtures, and equipment (“Tenant’s Work”). Tenant’s Work shall be performed by Tenant at Tenant’s sole cost and expense. Tenant’s access to the Premises during the Early Access Period shall be subject to all terms and conditions of this Lease, except that Tenant shall not be obligated to pay Rent during the Early Access Period. Should Landlord determine such early access interferes with Landlord’s Work, Landlord may deny Tenant access to the Premises until Landlord’s Work is completed to the point where such interference no longer exists. Tenant shall promptly surrender any keys or other means of access  to the Premises and otherwise comply with such denial.

2.	BASE RENT AND SECURITY DEPOSIT

(a)	Tenant agrees to pay during each month of the Lease Term as Base Rent (“Base Rent”) for the Premises the sums shown for such periods in Item 5 of the Basic Lease Provisions.

(b)

Except as expressly provided to the contrary herein, Base Rent shall be payable in consecutive monthly installments, in advance, without demand, deduction or offset, commencing on the Commencement Date and continuing on the first day of each calendar month thereafter until the expiration of the Lease Term. The first full monthly installment of Base Rent shall be payable upon full execution of this Lease. The obligation of Tenant  to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. If the Commencement Date is a day other than the first day of a calendar month, or the Lease Term expires on a day other than the last day of a calendar month, then the Rent for such partial month shall be calculated on a per diem basis. In the event Landlord delivers possession of the Premises to Tenant prior to  the Commencement Date, Tenant agrees it shall be bound by and subject to all terms, covenants, conditions and obligations of this Lease during the period between the date possession is delivered and the Commencement Date, other than the payment of Base Rent, in the same manner as if delivery had occurred on the Commencement Date.

(c)

Simultaneously with the full execution of this Lease, Tenant has paid or will pay Landlord the security deposit (the “Security Deposit”) in Item 7 of the Basic Lease Provisions as security for the performance of the provisions hereof by Tenant, if applicable. Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to interest thereon.

If Tenant defaults with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of Rent or the cleaning of the Premises upon the termination of this Lease, or amounts which Landlord may be entitled to recover pursuant to the provisions of Section 1951.2 of the California Civil Code, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit (i) for the payment of any Rent or any other sum in default, (ii) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default hereunder, or (iii) to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default hereunder, including, without limitation, costs and reasonable attorneys’ fees incurred by Landlord to recover possession of the Premises  following a default by Tenant hereunder. The use or application of the Security Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages.

If any portion of the Security Deposit is so used or applied, Tenant shall, upon demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit within ten (10) business days to the appropriate amount, as determined hereunder. If Tenant shall fully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant (or to the last assignee of Tenant’s interest hereunder) within thirty (30) days following the expiration of the Lease Term; provided, however, that Landlord may retain the Security Deposit until such time as any amount due from Tenant in accordance with Paragraph 3 below has been determined and paid to Landlord in full. Tenant hereby waives the provisions of  Section 1950.7 of the California Civil Code. Tenant also waives all provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any Tenant Affiliates (as defined in Paragraph 6(g)(i) below).

(d)

The parties agree that for all purposes hereunder the Premises shall be stipulated to contain the number of square feet of Rentable Area described in Item 3 of the Basic Lease Provisions. Upon the request of  either Tenant or Landlord during any extension or renewal of the Initial Term, Landlord’s space planner shall verify the exact number of square feet of Rentable Area in the Premises. If during any extension or renewal of the Initial Term there is a variation of three percent (3%) or more from the number of square feet specified in Item 3 of the Basic Lease Provisions, Landlord and Tenant shall execute an amendment to this Lease for the purpose of making appropriate adjustments to the Base Rent, the Security Deposit, Tenant’s Proportionate Share and such other provisions hereof as shall be appropriate under the circumstances. Landlord calculated the Rentable Area described in Item 3 of the Basic Lease Provisions using the BOMA 2017 “Standard Method for Measuring Floor Area in Office Buildings.”

(e)

Notwithstanding anything to the contrary contained in this Lease, and provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay Base Rent for months two (2) through seven (7) of the Initial Term. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations otherwise payable under this Lease during such period.

3.	ADDITIONAL RENT

(a)

If Operating Expenses (defined below) for the Project for any calendar year during the Lease Term exceed Base Operating Expenses (defined below), Tenant shall pay to Landlord as additional rent (“Additional Rent”) an amount equal to Tenant’s Proportionate Share (defined below) of such excess.

(b)

“Tenant’s Proportionate Share” is, subject to the provisions of Paragraph 18, the percentage number described in Item 4 of the Basic Lease Provisions. Tenant’s Proportionate Share represents, subject to the provisions of Paragraph 18, a fraction, the numerator of which is the number of square feet of Rentable Area in the Premises and the denominator of which is the number of square feet of Rentable Area for lease to third parties in the Project, as determined by Landlord pursuant to Paragraph 18.

(c)

“Base Operating Expenses” means all Operating Expenses incurred or payable by Landlord during the calendar year specified as Tenant’s Base Year in Item 8 of the Basic Lease Provisions. If Landlord incurs Operating Expenses during the Term that were not a part of the Operating Expenses for the entire Base Year, such as earthquake insurance, such cost shall be added to the calculation of the Base Operating Expenses as if they had been incurred for the entire Base Year so that Base Operating Expenses are not understated in the future. Likewise, if Landlord does not incur Operating Expenses during the Term that were a part of Operating Expenses for all or a portion of the Base Year, such as earthquake insurance, such cost shall be deducted from the calculation of the Base Operating Expenses as if they had not been incurred during all or any portion of the Base Year so that Base Operating Expenses are not overstated in the future.

(d)

“Operating Expenses” means all costs, expenses and obligations incurred or payable by Landlord in connection with the operation, ownership, management, repair or maintenance of the Building and the Project during or allocable to the Lease Term, consistently determined and applied from year-to-year throughout the Term, including without limitation, the following:

(i)

Any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond, tax, water and sewer rents and charges, utilities and communications taxes and charges or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which may be assessed against any legal or equitable interest of Landlord in the Premises, Building, Common Areas or Project (collectively, (“Taxes”). Taxes shall also include, without limitation:

(A)any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises;

(B)any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “Taxes” for the purposes of this Lease;

(C)any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or other premises in the Building or the rent payable by Tenant hereunder or other tenants of the Project, including, without limitation, any gross receipts tax or excise tax levied by state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof but not on Landlord’s other operations;

(D)any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises;

(E)any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Project is a part; and/or

(F)any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Taxes.

(ii)

The cost of services and utilities (including taxes and other charges incurred in connection therewith) provided to the Premises, the Building or the Project, including, without limitation, water, power, gas, sewer, waste disposal, telephone and cable television facilities, fuel, supplies, equipment, tools, materials, service contracts, janitorial services, waste and refuse disposal, window cleaning, maintenance and repair of sidewalks and Building exterior and services areas, gardening and landscaping; insurance, including, but not limited to, public liability, fire, property damage, wind, hurricane, earthquake, terrorism, flood, rental loss, rent continuation, boiler machinery, business interruption, contractual indemnification and All Risk or Causes of Loss - Special Form coverage insurance for up to the full replacement cost of the Project and such other insurance as is customarily carried by operators of other similar class office buildings in the city in which the Project is located, to the extent carried by Landlord in its discretion, and the deductible portion of any insured loss otherwise covered by such insurance; the cost of compensation, including employment, welfare and social security taxes, paid vacation days, disability, pension, medical and other fringe benefits of all persons at or below the level of Project manager (including independent contractors) who perform services connected with the operation, maintenance, repair or replacement of the Project; any association assessments, costs, dues and/or expenses relating to the Project, personal property taxes on and maintenance and repair of equipment and other personal property used in connection with the operation, maintenance or repair of the Project; repair and replacement of window coverings provided by Landlord in the premises of tenants in the Project; such reasonable auditors’ fees and legal fees as are incurred in connection with the operation, maintenance or repair of the Project; administration fees; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager, in an amount not to exceed on an annual basis, three percent (3%) of the annual gross receipts of the Project); the maintenance of any easements or ground leases benefiting the Project, whether by Landlord or by an independent contractor; a reasonable allowance for depreciation of personal property used in the operation, maintenance or repair of the Project in accordance with generally accepted accounting practices (“GAAP”) applied on a consistent basis; license, permit and inspection fees; all costs and expenses required by any governmental or quasi-governmental authority or by applicable law, for any reason, including capital improvements, provided such capital improvements are required to comply with laws first enacted after the Commencement Date and do not involve structural elements, and the cost of any capital repairs, replacements and improvements made to the Project by Landlord that reduce operating expenses (but only to the extent such reduction is realized), and the costs to keep the Project operating in the same condition the Project is in on the Commencement Date (such costs to be amortized over the useful life of such capital repair, replacement or improvement as Landlord shall reasonably determine together with interest thereon at the rate of six percent per annum or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of funding such improvements); the cost of air conditioning, heating, ventilating, plumbing, elevator maintenance and repair (to include the replacement of components) and other mechanical and electrical systems repair and maintenance; sign maintenance; and Common Area (defined below) repair, resurfacing, operation and maintenance; the reasonable cost for temporary lobby displays and events commensurate with the operation of a similar class building, and the cost of providing security services, if any, deemed appropriate by Landlord.

The following items shall be excluded from Operating Expenses:

(A)leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with leasing, renovating or improving vacant space in the Project for tenants or prospective tenants of the Project;

(B)costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or vacant space;

(C)Landlord’s costs of any services sold to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge or rental over and above the Base Rent and Operating Expenses payable under the lease with such tenant or other occupant;

(D)	any depreciation or amortization of the Project except as expressly permitted herein;

(E)	costs incurred due to a violation of Law (defined below) by Landlord relating to the Project;

(F)interest on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money;

(G)all items and services for which Tenant or other tenants reimburse Landlord outside of Operating Expenses;

(H)repairs or other work occasioned by fire, windstorm or other work paid for through insurance or condemnation proceeds (excluding any deductible);

(I)	legal expenses incurred for (i) negotiating lease terms for prospective tenants,

(ii) negotiating termination or extension of leases with existing tenants, (iii) proceedings against any other specific tenant relating solely to the collection of rent or other sums due to Landlord from such tenant, or

(iv) the development and/or construction of the Project;

(J)repairs resulting from any defect in the original design or construction of the Project or the Tenant Improvements;

(K)costs of items considered capital improvements, capital repairs or capital expenditures under GAAP, except as expressly otherwise provided in Paragraph 3(d)(ii) of this Lease;

(L)costs and expenses incurred with respect to the removal of Hazardous Materials (defined below) not attributable to Tenant’s, or Tenant’s representative’s, contractor’s, or other persons’ permitted in or invited to the Premises or the Project by Tenant, acts or omissions;

(M)costs and expenses (including penalties) incurred with respect to compliance with applicable laws and other legal requirements in effect prior to the Commencement Date;

(N)costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services (including Landlord’s failure to maintain the insurance it is required to maintain under this Lease);

(O)costs related to the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operating the Building and the Project;

(P)any excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes applied or measured by Lessor’s general or net income (as opposed to rents, receipts, or income directly attributable to operation of the Project);

(Q)any property management fee payable by Tenant exceeding on an annual basis, three percent (3%) of annual Base Rent (i.e., Tenant’s Proportionate Share of such management fee on an annual basis shall not exceed three percent (3%) of the annual Base Rent payable by Tenant under the Lease); and

(R)	any costs expressly excluded from Operating Expenses elsewhere in the Lease.

(e)Operating Expenses for any calendar year during which actual occupancy of the Project is less than one hundred percent (100%) of the Rentable Area of the Project shall be appropriately adjusted to reflect one hundred percent (100%) occupancy of the existing Rentable Area of the Project during such period. In determining Operating Expenses, if any services or utilities are separately charged to tenants of the Project or others, Operating Expenses shall be adjusted by Landlord to reflect the amount of expense which would have been incurred for such services or utilities on a full time basis for normal Project operating hours. Operating Expenses for the Tenant’s Base Year for Operating Expenses (as defined in Item 8 of the Basic Lease Provisions) shall not include Operating Expenses attributable to temporary market-wide labor-rate increases and/or utility rate increases due to extraordinary circumstances, including, but not limited to Force Majeure, conservation surcharges, boycotts, embargoes, or other shortages. In no event shall the components of utilities for any calendar year related to electrical costs be less than the components of electrical costs in the Base Year for Operating Expenses. In the event (i) the Commencement Date shall be a date other than January 1, (ii) the date fixed for the expiration of the Lease Term shall be a date other than December 31, (iii) of any early termination of this Lease, or (iv) of any increase or decrease in the size of the Premises, then in each such event, an appropriate adjustment in the application of this Paragraph 3 shall, subject to the provisions of this Lease, be made to reflect such event on a basis reasonably determined by Landlord to be consistent with the principles underlying the provisions of this Paragraph 3. In addition, Landlord shall have the right, from time to time, to equitably allocate and prorate some or all of the Operating Expenses among different tenants and/or different buildings of the Project and/or on a building-by-building basis (the “Cost Pools”), adjusting Tenant’s Proportionate Share as to each of the separately allocated costs based on the ratio of the Rentable Area of the Premises to the Rentable Area of all of the premises to which such costs are allocated. Such Cost Pools may include, without limitation, the office space tenants and retail space tenants of the buildings in the Project, provided all such allocations are equitable.

(f)

Prior to the commencement of each calendar year of the Lease Term following the Commencement Date, Landlord shall have the right to give to Tenant a written estimate of Tenant’s Proportionate Share of excess Operating Expenses, if any, for the Project for the ensuing year. Landlord shall not have the right to make more than one (1) revision of such estimate per calendar year. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance on the first day of each month. Within a reasonable period after the end of each calendar year (but in all events not later than June 1 thereafter), Landlord shall furnish Tenant a statement indicating in reasonable line item detail the excess of Operating Expenses over Base Operating Expenses for such period and the parties shall, within thirty (30) days thereafter, make any payment or allowance necessary to adjust Tenant’s estimated payments to Tenant’s actual share of such excess as indicated by such annual statement. Any payment due Landlord shall be payable by Tenant within ten (10) business days of demand from Landlord.  Any amount due Tenant shall be credited against installments next becoming due under this Paragraph 3(f).

(g)

All capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any excise, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord monthly in estimated installments as additional rent to be allocated to monthly Operating Expenses.

(h)

Tenant shall pay prior to delinquency, all taxes and assessments levied against any personal property, Alterations, tenant improvements or trade fixtures of Tenant in or about the Premises,. If any such taxes or assessments are levied against Landlord or Landlord’s property or if the assessed value of the Project is increased by the inclusion therein of a value placed upon such personal property or trade fixtures, Tenant shall within thirty (30) days of presentation of a tax bill for such levy reimburse Landlord for the taxes and assessments so levied against Landlord, or such taxes, levies and assessments resulting from such increase in assessed value. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord. In the event that the Project is owned by an entity the property of which is exempt from taxation pursuant to the California Revenue and Taxation Code, Tenant’s possessory interest may be subject to property taxation pursuant to Section 107.6 of the California Revenue and Taxation Code and to the payment of property taxes levied on that interest. The full cash value, as defined in Sections 110 and 110.1 of the California Revenue and Taxation Code, of the possessory interest, upon which property taxes will be based, shall equal the greater of (A) the full cash value of the possessory interest or (B) if Tenant has leased less than all of the Project, Tenant’s allocable share of the full cash value of the Project that would have been enrolled if the Project had been subject to property tax upon acquisition by Landlord. The full cash value as provided for pursuant to either (A) or

(B)of the preceding sentence shall reflect the anticipated term of possession if, on the lien date described in Section 2192 of the California Revenue and Taxation Code, that term is expected to terminate prior to the end of the next succeeding fiscal year. Tenant’s allocable share shall, subject to the preceding sentence, be the Rentable Area of the Premises divided by the Rentable Area of the Project. Tenant shall have the right to contest the amount of such possessory tax in accordance with applicable law.

(i)

Any delay or failure of Landlord in (i) delivering any estimate or statement described in this Paragraph 3, or (ii) computing or billing Tenant’s Proportionate Share of excess Operating Expenses shall not constitute a waiver of its right to require an increase in Rent, or in any way impair the continuing obligations of Tenant under this Paragraph 3; provided, however, that notwithstanding anything to the contrary contained in this subparagraph (i), Tenant shall not be responsible for Tenant's Proportionate Share of excess Operating Expenses attributable to any calendar year first billed to Tenant more than two (2) years after the earlier of the expiration of the applicable calendar year or the Expiration Date. In the event of any dispute as to any Additional Rent due under this Paragraph 3, Tenant, an officer of Tenant or Tenant’s certified public accountant (but (a) in no event shall Tenant hire or employ an accounting firm or any other person to audit Landlord as set forth under this Paragraph who is compensated or paid for such audit on a contingency basis and (b) in the event Tenant hires or employs an independent party to perform such audit, Tenant shall provide Landlord with a copy of the engagement letter) shall have the right after reasonable notice and at reasonable times to inspect Landlord’s accounting records at Landlord’s accounting office (which shall be located in Southern California).  If, after such inspection, Tenant still disputes  such Additional Rent, upon Tenant’s written request therefor, a certification as to the proper amount of Operating Expenses and the amount due to or payable by Tenant shall be made by an independent certified public accountant mutually agreed to by Landlord and Tenant. If Landlord and Tenant cannot mutually agree to an independent certified public accountant, then such dispute shall be resolved by binding arbitration pursuant to Paragraph 19(y) and the auditor so chosen shall conduct the certification as to the proper amount of Tenant’s Proportionate Share of Operating Expenses due by Tenant for the period in question. Such certification shall be final and conclusive as to all parties. If the certification reflects that Tenant has overpaid Tenant’s Proportionate Share of Operating Expenses for the period in question, then Landlord shall credit such excess to Tenant’s next payment of Operating Expenses or, at the request of Tenant, promptly refund such excess to Tenant and conversely, if Tenant has underpaid Tenant’s Proportionate Share of Operating Expenses, Tenant shall promptly pay such additional Operating Expenses to Landlord. Tenant agrees to pay the cost of such certification and the investigation with respect thereto and no adjustments in Tenant’s favor shall be made unless it is reasonably determined that Landlord’s original statement was in error in Landlord’s favor by more than four percent (4%). Tenant waives the right to dispute any matter relating to the calculation of Operating Expenses or Additional Rent under this Paragraph 3 if any claim or dispute is not asserted in writing to Landlord within one hundred eighty (180) days after delivery to Tenant of the original billing statement with respect thereto. Notwithstanding the foregoing, Tenant shall maintain strict confidentiality of all of Landlord’s accounting records and shall not disclose the same to any other person or entity except for Tenant’s professional advisory representatives (such as Tenant’s employees, accountants, advisors, attorneys and consultants) with a need to know such accounting information, who agree to similarly maintain the confidentiality of such financial information, or to comply with applicable law. Notwithstanding the foregoing, Landlord acknowledges  that Tenant is a “reporting company” under applicable Law and required to publicly file with, and report to, the Securities and Exchange Commission (the “SEC”) with respect to certain information that may include information regarding this Lease. Landlord agrees that Tenant’s disclosure of any information regarding this Lease pursuant to the requirements of the SEC, including the filing of this Lease with the SEC, or otherwise as required under applicable Law is expressly permitted under the terms of this Lease (“Permitted Regulatory Reporting”)

(j)Subject to the provisions of subparagraph (i) above, even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of excess Operating Expenses for the year in which this Lease terminates, Tenant shall promptly pay any increase due over the estimated Operating Expenses paid, and conversely, any overpayment made by Tenant shall be promptly refunded to Tenant by Landlord.

(k)

Notwithstanding anything to the contrary contained herein, Tenant’s Proportionate Share of “controllable expenses” shall not increase by an average of more than five percent (5%) of such controllable expenses per calendar year on a cumulative, compounded basis. As used herein, the term “controllable expenses” means all Operating Expenses other than (i) utilities costs, (ii) Taxes, (iii) insurance costs, (iv) union wages, (v) costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations or interpretations thereof first in effect after the Commencement Date promulgated by, any federal, state, regional, municipal or local governmental authority in connection with the use or occupancy of the Building or the Project or the parking facility serving the Building or the Project, (v) Operating Expenses which are not incurred in the Base Year because the Project is newly constructed or because such costs are not annual recurring costs, but are thereafter incurred in the ordinary course of managing the Project such as, for example, slurry coat and parking lot striping, pest control expenses and other periodic but non-annual maintenance and repair items, (vi) permitted amortization of capital items as provided in the Lease, and (vii) costs incurred due to any Force Majeure event. Controllable expenses for the Base Year shall be “grossed up” to the extent of costs covered by warranty which would otherwise be ordinary Operating Expenses in subsequent years after the applicable warranty period expires. Landlord will not collect or be entitled to collect Operating Expenses from all of its tenants in an amount which is in excess of one hundred percent (100%) of the Operating Expenses actually paid by Landlord in connection with the operation of the Building and Project.

(l)

The Base Rent, Additional Rent, late fees, and other amounts required to be paid by Tenant to Landlord hereunder (including the excess Operating Expenses) are sometimes collectively referred to as, and shall constitute, “Rent”.

4.	IMPROVEMENTS AND ALTERATIONS

(a)

Subject to Landlord’s obligations under Paragraph 5 below or as otherwise provided in this Lease, Landlord shall deliver the Premises to Tenant, and Tenant agrees to accept the Premises from Landlord in its existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition, and Landlord shall have no obligation to refurbish or otherwise improve the Premises throughout the Lease Term; provided, however, and notwithstanding the foregoing to the contrary, Landlord’s sole construction obligation under this Lease is set forth in the Work Letter attached hereto as Exhibit B.

(b)

Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (“Alterations”) shall be subject to Landlord’s prior written consent. Landlord’s consent shall not be unreasonably withheld with respect to proposed Alterations that (i) comply with all applicable laws, ordinances, rules and regulations; (ii) are compatible with the Building and its mechanical, electrical, HVAC and life safety systems;

(iii) will not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; (iv) do not affect the structural portions of the Building; and, (v) do not and will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Laws and shall construct, at its sole cost and expense, any alteration or modification required by Laws as a result of any Alterations, other than to cure pre-existing violations of applicable Laws. All Alterations shall be constructed at Tenant’s sole cost and expense, in a first class and good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. All plans and specifications for any Alterations shall be submitted to Landlord for its approval. Landlord may monitor construction of the Alterations. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations. Without limiting the other grounds upon which Landlord may refuse  to approve any contractor or subcontractor, Landlord may take into account the desirability of maintaining harmonious labor relations at the Project. Landlord may also require that all life safety related work and all mechanical, electrical, plumbing and roof related work be performed by contractors designated by Landlord. Landlord shall have the right, in its sole discretion, to instruct Tenant to remove those improvements or Alterations from the Premises which (i) were not approved in advance by Landlord, (ii) were not built in conformance with the plans and specifications approved by Landlord, or (iii) Landlord specified during its review of plans and specifications for Alterations would need to be removed by Tenant upon the expiration of this Lease. Except as set forth in the preceding sentence, Tenant shall not be obligated to remove such Alterations at the expiration of this Lease. Landlord shall not unreasonably withhold or delay its approval with respect to what improvements or

Alterations Landlord may require Tenant to remove at the expiration of the Lease. If upon the termination of this Lease Landlord requires Tenant to remove any or all of such Alterations from the Premises, then Tenant, at Tenant’s sole cost and expense, shall promptly remove such Alterations and improvements and Tenant shall repair and restore the Premises to its original condition as of the Commencement Date, reasonable wear and tear and casualty excepted. Any Alterations to the Premises which remain in place following the expiration of the Lease Term or following the surrender of the Premises from Tenant to Landlord, shall become the property of Landlord and Landlord shall be entitled to retain or remove such Alterations in Landlord’s discretion unless Landlord notifies Tenant otherwise. Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker’s compensation and other customary coverage in customary amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for bodily injury or property damage during construction. Upon completion of any Alterations and upon Landlord’s reasonable request, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Alterations and final lien waivers from all such contractors and subcontractors. Additionally, upon completion of any Alteration requiring permits from applicable governmental authorities, Tenant shall provide Landlord, at Tenant’s expense, with a complete set of plans in reproducible form and specifications reflecting the actual conditions of the Alterations, together with a copy of such plans on diskette in the AutoCAD format or such other format as may then be in common use for computer assisted design purposes. Other than with respect to any cosmetic or decorative interior non-structural changes made to the Premises (such as, for example, painting and carpeting work) which do not require the issuance of a building permit or other governmental approval, Tenant shall pay to Landlord, as additional rent, the reasonable costs of Landlord’s engineers and other consultants (but not Landlord’s on-site management personnel) for review of all plans, specifications and working drawings for the Alterations and for the incorporation of such Alterations in the Landlord’s master Building drawings, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants together with (in any event) an administrative charge of five percent (5%) of the actual costs of such work. In addition to such costs, Tenant shall pay to Landlord, within ten (10) business days after completion of any Alterations, the actual, reasonable costs incurred by Landlord for services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the Alterations to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel if and to the extent such coordination or supervision is required as to such Alteration hereunder and Tenant requires the same be performed outside of normal hours due to Tenant’s scheduling requirements.

(c)

Tenant shall keep the Premises, the Building and the Project free from any and all liens arising out of any Alterations, work performed, materials furnished, or obligations incurred by or for Tenant. In the event that Tenant shall not, within ten (10) business days following the imposition of any such lien, cause the same to be released of record by payment or posting of a bond in a form and issued by a surety acceptable to Landlord, Landlord shall have the right, but not the obligation, to cause such lien to be released by such means as it shall deem proper (including payment of or defense against the claim giving rise to such lien); in such case, Tenant shall reimburse Landlord for all amounts so paid by Landlord in connection therewith, together with all of Landlord’s actual and reasonable costs and expenses, reasonably incurred, with interest thereon at the Default Rate (defined below) and Tenant shall indemnify and defend each and all of the Landlord Indemnitees (defined below) against any damages actually incurred by Landlord Indemnitees by and to the extent arising out of any such claim. Tenant’s indemnification of Landlord contained in this Paragraph shall survive the expiration or earlier termination of this Lease. Such rights of Landlord shall be in addition to all other remedies provided herein or by law.

(d)

NOTICE IS HEREBY GIVEN THAT, OTHER THAN WITH RESPECT TO THE TENANT IMPROVEMENTS TO BE COMPLETED BY LANDLORD UNDER THIS LEASE, LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

5.	REPAIRS

(a)Landlord’s obligation with respect to repair as part of Basic Services shall be limited to at Landlord’s sole cost and expense, (i) the structural portions of the Building, including the structural walls, foundations, concrete subflooring, structural elements of the roof, and underground utilities servicing the Building and the Project, and (ii) as part of Operating Expenses, (A) the exterior walls of the Building, including, without limitation, glass and glazing, (B) the non-structural elements of the roof, (C) mechanical, electrical, plumbing and life safety systems except for any lavatory, shower, toilet, wash basin and kitchen facilities that serve Tenant exclusively, and any supplemental heating and air conditioning systems (including all plumbing connected to said facilities or systems), and (D) Common Areas. Landlord shall not be deemed to have breached any obligation with respect to the condition of any part of the Project unless Tenant has given to Landlord written notice of any required repair and Landlord has not made such repair within a reasonable time following the receipt by Landlord of such notice. The foregoing notwithstanding:  (i) Landlord shall not be required to repair damage to any of the foregoing  to the extent caused by the acts or omissions of Tenant or it agents, employees or contractors, except to the extent covered by insurance carried by Landlord; and (ii) the obligations of Landlord pertaining to damage or destruction by casualty shall be governed by the provisions of Paragraph 9. Landlord shall have the right but not the obligation to undertake work of repair that Tenant is required to perform under this Lease and that Tenant fails or refuses to perform in a timely and efficient manner. All costs incurred by Landlord in performing any such repair for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with an administration fee equal to ten percent (10%) of such costs. Except as expressly provided in Paragraph 9 of this Lease, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, the Building or the Project. Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successive sections or statutes of a similar nature).

(b)Landlord shall deliver the Premises to Tenant as of the Commencement Date in broom-clean condition and free of debris, with the existing Building-standard plumbing, lighting, roof, electrical, fire sprinkler, life and safety, and HVAC systems serving and within the Premises (collectively, the “Operating Systems”) in good operating condition and recently serviced, including balancing the HVAC. In addition, to the best of Landlord’s knowledge, the Premises, Building, Project, and restrooms (including the parking areas) were all in a condition that met current codes and conditions at time of construction of such items and will meet such codes and conditions on the Commencement Date, subject to grandfathered rights, if and to the extent required by applicable governmental authorities. If a non-compliance with such warranty exists as of the Commencement Date or if one of such  Operating Systems or elements should malfunction or fail within the warranty period below, as Tenant’s sole remedy for Landlord’s breach of this warranty, Landlord shall, as Landlord’s sole obligation, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, malfunction or failure, repair same at Landlord’s expense; provided, however, Landlord shall have no liability hereunder for repairs or replacements to the extent necessitated by the acts or omissions of Tenant and/or any of Tenant’s agents. The warranty period shall be nine (9) months after delivery of the Premises to Tenant, including  the Early Access Period. Except as provided in the foregoing, Tenant, at its expense, (i) shall keep the Premises and all fixtures contained therein in a safe, clean and neat condition, and (ii) shall bear the cost of maintenance and repair, by contractors selected by Landlord, of all facilities which are not expressly required to be maintained or repaired by Landlord and which are located in the Premises, including, without limitation, lavatory, shower, toilet, wash basin and kitchen facilities, and supplemental heating and air conditioning systems (including all plumbing connected to said facilities or systems). Tenant shall make all repairs to the Premises not required to be made by Landlord under subparagraph (a) above with replacements of any materials to be made by use of materials of equal or better quality. Tenant shall do all decorating, remodeling, alteration and painting required by Tenant during the Lease Term. Tenant shall pay for the cost of any repairs to the Premises, the Building or the Project made necessary by any negligence or willful misconduct of Tenant or any of its assignees, subtenants, employees or their respective agents, representatives, contractors, or other persons permitted in or invited to the Premises or the Project by Tenant and not covered by insurance included as part of the Operating Expenses. If Tenant fails to make such repairs or replacements within thirty (30) days after written notice from Landlord, Landlord may at its option make such repairs or replacements, and Tenant shall upon demand pay Landlord for the cost thereof, together with an administration fee equal to ten percent (10%) of such costs.

(c)Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in a in broom-clean condition and free of debris, normal wear and tear and casualty excepted. Except as otherwise set forth in Paragraph 4(b) of this Lease, Tenant shall remove from the Premises all trade fixtures, furnishings and other personal property of Tenant and all computer and phone cabling and wiring installed by or on behalf of Tenant, shall repair all damage caused by such removal, and shall restore the Premises to its original condition, reasonable wear and tear and casualty excepted. In addition to all other rights Landlord may have, in the event Tenant does not so remove any such fixtures, furnishings or personal property within ten (10) business days of written notice from Landlord, Tenant shall be deemed to have abandoned the same, in which case Landlord may store or dispose of the same at Tenant’s expense, appropriate the same for itself, and/or sell the same in its discretion.

6.	USE OF PREMISES

(a)

Tenant shall use the Premises only for general office uses and shall not use the Premises or permit the Premises to be used for any other purpose. Landlord shall have the right to deny its consent to any change in the permitted use of the Premises in its sole and absolute discretion.

(b)

Tenant shall not at any time use or occupy the Premises, or permit any act or omission in or about the Premises in violation of any law, statute, ordinance or any governmental rule, regulation or order (collectively, “Law” or “Laws”) and Tenant shall, upon written notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority to be a violation of Law. If any Law shall, by reason of the nature of Tenant’s use or occupancy of the Premises for other than the permitted use hereunder, impose any duty upon Tenant or Landlord with respect to (i) modification or other maintenance of the Premises, the Building or the Project, or (ii) the use, Alteration or occupancy thereof, Tenant shall, after notice and a right to contest the same, comply with such Law at Tenant’s sole cost and expense. This Lease shall be subject to and Tenant shall comply with all financing documents encumbering the Building or the Project for the benefit of parties who have entered into a Non- Disturbance Agreement (as defined below) with Tenant as contemplated under Paragraph 16 hereof, and all covenants, conditions and restrictions of record against title and affecting the Premises, the Building or the Project.

(c)	[Intentionally Omitted].

(d)

Tenant shall not do or permit to be done anything which may invalidate or increase the cost of any fire, All Risk, Causes of Loss - Special Form or other insurance policy covering the Building, the Project and/or property located therein and shall comply with all rules, orders, regulations and requirements of the appropriate fire codes and ordinances or any other organization performing a similar function. In addition to all other remedies of Landlord, Landlord may require Tenant, promptly upon demand, to reimburse Landlord for the full amount of any additional premiums charged for such policy or policies by reason of Tenant’s failure to comply with the provisions of this Paragraph 6.

(e)Tenant shall not in any way interfere with the rights or quiet enjoyment of other tenants or occupants of the Premises, the Building or the Project. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain, or permit any nuisance in, on or about the Premises, the Building or the Project due to the actions of Tenant, its employees, or its invitees. Tenant shall not place weight upon any portion of the Premises exceeding the structural floor load (per square foot of area) which such area was designated (and is permitted by Law) to carry or otherwise use any Building system in excess of its capacity or in any other manner which may damage such system or the Building. Tenant shall not create within the Premises a working environment with a density of greater than the lesser of (i) five (5) persons per 1,000 square feet of Rentable Area, or (ii) the maximum density permitted by Law. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in locations and in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not commit or suffer to be committed any waste in, on, upon or about the Premises, the Building or the Project. Without limiting the foregoing, Tenant agrees that the Premises shall not be used for the use, growing, producing, processing, storing (short or long term), distributing, transporting, or selling of marijuana, cannabis, cannabis derivatives, or any cannabis containing substances (“Cannabis”), or any office uses related to the same, nor shall Tenant knowingly permit, allow or suffer, any of Tenant’s officers, employees, agents, servants, licensees, subtenants, concessionaires, contractors and invitees to bring onto the Premises, any Cannabis. Without limiting the foregoing, the prohibitions  in this paragraph shall apply to all Cannabis, whether such Cannabis is legal for any purpose whatsoever under state or federal law or both. Notwithstanding anything to the contrary, any failure by Tenant to comply with each of the terms, covenants, conditions and provisions of this paragraph applicable to Cannabis shall automatically and without the requirement of any notice be a Default that is not subject to cure, and Tenant agrees that upon the occurrence of any such Default, Landlord may elect, in its sole discretion, to exercise all of its rights and remedies under this Lease, at law or in equity with respect to such Default. Furthermore Tenant is prohibited from engaging or permitting others to engage in any activity which would be a violation of any state and/or federal laws relating to the use, sale, possession, cultivation and/or distribution of any controlled substances (whether for commercial or personal purposes) regulated under any applicable law or other applicable law relating to the medicinal use and/or distribution of Cannabis.

(f)

Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week except and to the extent the same may be affected by Force Majeure and de minimus interruptions due to the exercise of Landlord’s rights and obligations under this Lease. Tenant shall take all reasonable steps necessary to adequately secure the Premises from unlawful intrusion, theft, fire and other hazards, and shall keep and maintain any and all security devices in or on the Premises in good working order, including, but not limited to, exterior door locks for the Premises and smoke detectors and burglar alarms located within the Premises and shall cooperate with Landlord and other tenants in the Project with respect to access control and other safety matters. Access control to the Building during other than normal Business Hours shall be provided by way of a card key system or similar system reasonably acceptable to Tenant and Landlord. Landlord hereby consents to the installation by Tenant of its standard key card security system for access to the Premises, including in the Building stairwells and elevators serving the Premises, utilizing Tenant’s security installation vendor, California Commercial Security, 9560 Ridgehaven Court, San Diego, CA 92123, for such installation, provided, that, installation thereof in the Building elevators shall be under the direct supervision of Landlord in conjunction with its construction of the Tenant Improvements pursuant the Work Letter attached hereto as Exhibit B. Such security system shall permit Tenant to restrict access from the Building elevator(s) to Tenant’s Premises and shall include internal security equipment such as cameras, motion sensors, and similar technology. Landlord agrees to reasonably cooperate with Tenant and Tenant’s vendor in connection with such installation, including providing any cut sheets on the Building security systems available to Landlord to aid Tenant and its vendor in installing Tenant’s security system and equipment. Landlord shall also permit Tenant and its vendor to tie into the Building’s lobby access card entry system, such that Tenant’s employees will be able to use one access card to enter the Building lobby and to access Tenant’s Premises on an after-hours basis. All costs of such installation, and the removal thereof upon Tenant’s vacation of the Premises, shall be Tenant’s responsibility. Tenant shall cooperate fully in Landlord’s efforts to maintain access control to the Building and shall follow all regulations promulgated by Landlord with respect thereto. Subject to the foregoing as to Tenant’s security system requirements for the Premises, Landlord shall be the sole determinant of  the type and amount of any access control or courtesy guard services to be provided to the Project, if any. Landlord shall not be responsible or liable in any manner for failure of any access personnel, services, procedures or equipment to prevent, control, or apprehend anyone suspected of theft or causing personal injury or damage in, on or around the Project. IN ALL EVENTS, EXCEPT TO THE EXTENT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PREMISES, THE BUILDING OR THE PROJECT, (II) ANY INJURY OR DEATH TO PERSONS RESULTING FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, OR (III) ANY LOSS OF PROPERTY IN AND ABOUT THE PREMISES, THE BUILDING OR THE PROJECT, BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS CONTROL OR COURTESY GUARD SERVICES PROVIDED BY LANDLORD, IF ANY. LANDLORD SHALL NOT BE RESPONSIBLE OR LIABLE IN ANY MANNER FOR FAILURE OF ANY ACCESS PERSONNEL, SERVICES, PROCEDURES OR EQUIPMENT TO PREVENT, CONTROL, OR APPREHEND ANYONE SUSPECTED OF CAUSING PERSONAL INJURY OR DAMAGE IN, ON OR AROUND THE PROJECT. Tenant shall have the right to provide such supplemental security services and equipment, and to install within the Premises such supplemental security equipment and systems, and institute such security procedures, as it may deem to be reasonably be required for the protection of its employees and invitees, provided that Tenant shall coordinate such services and equipment with any security provided by Landlord. The determination of the extent to which such supplemental security equipment, systems and procedures are reasonably required shall be made in the sole judgment, and shall be the sole responsibility, of Tenant. Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Premises or the Project or any part thereof or the extent or effectiveness of any security measures or procedures now or hereafter provided by Landlord, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters.

(g)

As used herein, the term “Hazardous Material” means any (a) oil or any other petroleum-based substance, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Project or to persons on or about the Project or (ii) cause the Project to be in violation of any Laws; (b) asbestos in any form, urea  formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any applicable local, state or federal law  or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. §300, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Federal Hazardous Substances Control Act, as amended, 15 U.S.C. §1261, et seq.; and the Occupational Safety and Health Act, as amended, 29 U.S.C. §651, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, 25501, and 25316 of the California Health and Safety Code; (d) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Project or the owners and/or occupants of property adjacent to or surrounding the Project, or any other Person coming upon the Project or adjacent property; and (e) other chemicals, materials or substances which may or could pose a hazard to the environment. The term “Permitted Hazardous Materials” shall mean Hazardous Materials which are contained  in ordinary office supplies of a type and in quantities typically used in the ordinary course of business within executive offices of similar size in the comparable office buildings, but only if and to the extent that such supplies are transported, stored and used in full compliance with all applicable laws, ordinances, orders, rules and regulations and otherwise in a safe and prudent manner. Hazardous Materials which are contained in ordinary office supplies  but which are transported, stored and used in a manner which is not in full compliance with all applicable laws, ordinances, orders, rules and regulations or which is not in any respect safe and prudent shall not be deemed to be “Permitted Hazardous Materials” for the purposes of this Lease.

(i)Tenant, its assignees, subtenants, and their respective agents, servants, employees, representatives and contractors (collectively referred to herein as “Tenant Affiliates”) shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Tenant or by Tenant Affiliates without the prior written consent of Landlord (which may be granted, conditioned or withheld in the sole discretion of Landlord), save and except only for Permitted Hazardous Materials, which Tenant or Tenant Affiliates may bring, store and use in reasonable quantities for their intended use in the Premises, but only in full compliance with all applicable laws, ordinances, orders, rules and regulations. On or before the expiration or earlier termination of this Lease, Tenant shall remove from the Premises all Hazardous Materials (including, without limitation, Permitted Hazardous Materials), regardless of whether such Hazardous Materials are present in concentrations which require removal under applicable laws, except to the extent that such Hazardous Materials were present in the Premises as of the Commencement Date and were not brought onto the Premises by Tenant or Tenant Affiliates.

(ii)

Tenant agrees to indemnify, defend and hold Landlord and its Affiliates (defined below) harmless for, from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, court costs, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, or release of any Hazardous Material in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises, or any portion thereof caused by Tenant or Tenant Affiliates.

(iii)Landlord agrees to indemnify, defend and hold Tenant and its Affiliates (defined below) harmless for, from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, court costs, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, or release of any Hazardous Material in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises, or any portion thereof that was present at the Premises, Building or Project prior to Tenant taking possession of the Premises, unless and to the extent caused by Tenant or Tenant Affiliates.

(iv)

In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is required under any applicable federal, state or local Law, by any judicial order, or by any governmental entity as the result of operations or activities upon, or any use or occupancy of any portion of the Premises by Tenant or Tenant Affiliates, Landlord shall perform or cause to be performed the Remedial Work in compliance with such Law or order at Tenant’s sole cost and expense. All Remedial Work shall be performed by one or more contractors, selected and approved by Landlord, and under the supervision of a consulting engineer, selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer, and Landlord’s reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work.

(v)Each of the covenants and agreements of Tenant set forth in this Paragraph 6(g) shall survive the expiration or earlier termination of this Lease.

7.	UTILITIES, SERVICES AND SIGNS

(a)	Landlord shall furnish, or cause to be furnished to the Premises, the utilities and services described in this Paragraph 7(a) (collectively the “Basic Services”):

(i)	Tepid water at those points of supply provided for general use of other tenants in the Building;

(ii)

Central heat and air conditioning in season, during Business Hours and on Saturdays (during Business Hours) at such temperatures and in such amounts as are considered by Landlord to be standard with reference to Comparable Buildings (defined below) or as may be permitted or controlled by applicable laws, ordinances, rules and regulations;

(iii)

Routine maintenance, repairs, structural and exterior maintenance (including, without limitation, exterior glass and glazing), painting and electric lighting service for all Common Areas of the Project in the manner and to the extent deemed by Landlord to be standard with reference to Comparable Buildings, subject to the limitation contained in Paragraph 5(a) above;

(iv)	Janitorial service on a five (5) day week basis, excluding Holidays;

(v)An electrical system to convey power delivered by public utility providers selected by Landlord in amounts sufficient for normal office operations as provided in similar office buildings as reasonably determined by Landlord (which includes an allowance for lighting of the Premises at the maximum wattage per square foot of Rentable Area permitted under applicable laws, ordinances, orders, rules and regulations). Tenant shall pay directly to the utility company pursuant to the utility company’s separate meters, the cost of all electricity provided to and/or consumed in the Premises (including normal and excess or after Business Hours consumption); provided, however, the cost of separate meters for the Premises to the extent not in place to meter electrical consumption at the Premises shall be borne by Landlord at Landlord’s sole cost and expense; and

(vi)	Public elevator service and a freight elevator serving the floors on which the Premises are situated.

(b)	Landlord shall provide to Tenant at Tenant’s sole cost and expense (and subject to the limitations hereinafter set forth) the following extra services (collectively the “Extra Services”):

(i)	Such extra cleaning and janitorial services requested by Tenant, and agreed to by Landlord, for special improvements or Alterations;

(ii)

Subject to Paragraph 7(d) below, additional air conditioning and ventilating capacity required by reason of any electrical, data processing or other equipment or facilities or services required to support the same, in excess of that typically provided by the Building;

(iii)	Maintaining and replacing lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises and light bulbs for all light fixtures and lamps in the Premises;

(iv)	Heating, ventilation and air conditioning service provided by Landlord to Tenant

(i) during hours other than Business Hours, (ii) on Saturdays (after Business Hours), Sundays, or Holidays, said heating, ventilation and air conditioning service to be furnished solely upon the prior written request of Tenant given with such advance notice as Landlord may reasonably require and Tenant shall pay to Landlord Landlord’s standard charge for overtime HVAC on an hourly basis (1 hour minimum Mondays through Saturdays, and 4 hour minimum on Sundays), which standard charge is currently $45.00 per hour per floor, and shall not exceed $55.00 per hour per floor during the Initial Term; and

(v) Any Basic Service in amounts reasonably determined by Landlord to exceed the amounts required to be provided above, but only if Landlord elects to provide such additional or excess service. Tenant shall pay Landlord the cost of providing such additional services (or an amount equal to Landlord’s reasonable estimate of such cost, if the actual cost is not readily ascertainable) together with an administration fee equal to three percent (3%) of such cost, within ten (10) business days following presentation of an invoice therefore by Landlord to Tenant. The cost chargeable to Tenant for all extra services shall constitute Additional Rent.

(c)

Tenant agrees to cooperate fully at all times with Landlord and to comply with all regulations and requirements which Landlord may from time to time prescribe for the use of the utilities and Basic Services described herein. Landlord shall not be liable to Tenant for the failure of any other tenant, or its assignees, subtenants, employees, or their respective invitees, licensees, agents or other representatives to comply with such regulations and requirements but shall enforce such regulations and requirements in a uniform manner with respect to the Building and the Project. The term “Business Hours” shall be deemed to be Monday through  Friday from 7:00 A.M. to 6:00 P.M. and Saturday from 9:00 A.M. to 1:00 P.M., excepting Holidays. The term “Holidays” shall be deemed to mean and include New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other nationally recognized holidays.

(d)

If Tenant requires utilities or services in quantities greater than or at times other than that generally furnished by Landlord as set forth above, Tenant shall pay to Landlord, upon receipt of a written statement therefor, Landlord’s actual cost for such use. In the event that Tenant shall require additional electric current, water or gas for use in the Premises and if, in Landlord’s judgment, such excess requirements cannot be furnished unless additional risers, conduits, feeders, switchboards and/or appurtenances are installed in the Building, subject to the conditions stated below, Landlord shall proceed to install the same at the sole cost of Tenant, payable upon demand in advance. The installation of such facilities shall be conditioned upon Landlord’s consent, and a determination that the installation and use thereof (i) shall be permitted by applicable Law and insurance regulations, (ii) shall not cause permanent damage or injury to the Building or adversely affect the value of the Building or the Project, and

(iii) shall not cause or create a dangerous or hazardous condition or interfere with or disturb other tenants in the Building. Subject to the foregoing, Landlord shall, upon reasonable prior notice by Tenant, furnish to the Premises additional elevator, heating, air conditioning and/or cleaning services upon such reasonable terms and conditions as shall be reasonably determined by Landlord, including payment of Landlord’s actual cost therefor. In the case of  any additional utilities or services to be provided hereunder, Landlord may, if Tenant still requires the same following notice and an estimate of the cost thereof to Tenant, require a switch and metering system to be installed so as to measure the amount of such additional utilities or services. The cost of installation, maintenance and repair thereof shall be paid by Tenant upon demand. Notwithstanding the foregoing, Landlord shall have the right to contract with any utility provider it deems appropriate to provide utilities to the Project.

(e)

Landlord shall not be liable for, and Tenant shall not be entitled to, any damages, abatement or reduction of Rent, or other liability by reason of any failure to furnish any services or utilities described herein for any reason (other than Landlord’s sole negligence or willful misconduct), including, without limitation, when caused by accident, breakage, water leakage, flooding, repairs, Alterations or other improvements to the Project, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental regulation, moratorium or other governmental action, inability to obtain electricity, water or fuel, or any other cause beyond Landlord’s control. Landlord shall be entitled to cooperate with the energy conservation efforts of governmental agencies or utility suppliers. No such failure, stoppage or interruption of any such utility or service shall be construed as an eviction of Tenant, nor shall the same relieve Tenant from any obligation to perform any covenant or agreement under this Lease. In the event of any failure, stoppage or interruption thereof, Landlord shall use reasonable efforts to attempt to restore all services promptly. No representation is made by Landlord with respect to the adequacy or fitness of the Building’s ventilating, air conditioning or other systems to maintain temperatures as may be required for the operation of any computer, data processing or other special equipment of Tenant. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services.

(f)

Landlord reserves the right from time to time to make reasonable and nondiscriminatory modifications to the above standards for Basic Services and Extra Services, provided the same do not result in any Tenant Impact. For purposes of this Lease, “Tenant Impact” shall mean and refer to any action of Landlord or its employees or contractors which causes any material diminution of Tenant’s rights, or any material increase of Tenant’s obligations, under this Lease or with respect to the Tenant Improvements, or materially and adversely affects Tenant’s use, occupancy, access or security arrangements with respect to, the Premises, the Building (including any Common Areas) or the Project.

(g)

Tenant shall have the right to have placed by Landlord, at Landlord’s expense, Tenant’s name on a Building standard suite/unit door sign, and one line on the Building directory to display Tenant’s name and location in the Building, subject to the provisions of this Subparagraph (g). Subsequent changes to Tenant’s sign and/or any additional signs, to the extent permitted by Landlord herein, shall be made or installed by Landlord at Tenant’s sole cost and expense. All aspects of any such signs shall be subject to the prior written consent of Landlord (which shall not be unreasonably withheld), and shall be per Landlord’s standard specifications and materials, as revised by Landlord from time to time. Tenant shall have no right to install or maintain any other signs, banners, advertising, notices, displays, stickers, decals or any other logo or identification of any person, product or service whatsoever, in any location on or in the Project except as (i) shall have been expressly approved by Landlord in writing prior to the installation thereof (which approval may be granted or withheld in Landlord’s sole and absolute discretion), (ii) shall not violate any signage restrictions or exclusive sign rights contained in any then existing leases with other tenants of the Project, if any, and (iii) are consistent and compatible with all applicable Laws, and the design, signage and graphics program from time to time implemented by Landlord with respect to the Project, if any. Landlord shall have the right to remove any signs or signage material installed by Tenant without Landlord’s permission, without being liable to Tenant by reason of such removal, and to charge the cost of removal to Tenant as Additional Rent hereunder, payable within ten (10) business days after written demand by Landlord with substantiation of such costs.

(h)

In addition, subject to Landlord’s prior reasonable approval; the sign criteria for the Project; all covenants, conditions, and restrictions affecting the Project; all applicable laws, rules, regulations, and local ordinances; and Tenant obtaining all necessary permits and approvals from the City of San Diego, Tenant shall also have the non-exclusive right, at Tenant’s sole cost and expense, to have its name placed (1) in one location at the top level of the Building (“Building Sign”) facing West, but not affixed to the Building glass, in a manner mutually agreed upon by Landlord and Tenant; (2) on one (1) panel on the monument sign (“Monument Sign”) at the main drive entrance to the right of the 10935 address; and (3) in the second floor Building lobby. Notwithstanding the foregoing, Tenant shall have no right to the Building Sign unless and until Tenant expands into the third floor of the Building and occupies at least the entire second and third floors of the Building. The location of Tenant’s panel on the Monument Sign will be reasonably determined by Landlord. Tenant shall be solely responsible for payment of all costs and expenses arising from the Building Sign and Tenant’s panel on the Monument Sign (which signage may be lighted if permitted by Laws), including, without limitation, all design, fabrication and permitting costs, license fees, installation, maintenance, repair, and removal costs. Landlord represents to Tenant that there are no superior rights to the Building Sign in effect as of the date of the Lease. Tenant shall maintain and repair all of Tenant’s signs at Tenant’s expense. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense (except as otherwise set forth hereinabove), (i) cause all of Tenant’s signs to be removed from the exterior and interior of the Building and the Common Areas, (ii) repair any damage caused by the removal of Tenant’s signs, and (iii) restore the underlying surfaces to the condition existing prior to the installation of Tenant’s signs. The sign rights granted herein are personal to the original Tenant executing this Lease and may not be assigned, voluntarily or involuntarily, to any person or entity. The rights granted to the original Tenant hereunder are not assignable separate and apart from the Lease, nor may any right granted herein be separated from the Lease in any manner, either by reservation or otherwise.

8.	NON-LIABILITY AND INDEMNIFICATION OF LANDLORD; INSURANCE

(a)To the greatest extent permitted by Law, and except to the extent caused by Landlord’s negligence or willful misconduct, Landlord shall not be liable for any injury, loss or damage suffered by Tenant or to any person or property occurring or incurred in or about the Premises, the Building or the Project from any cause. Without limiting the foregoing, neither Landlord nor any of its partners, officers, trustees, affiliates, directors, employees, contractors, agents or representatives (collectively, “Affiliates”) shall be liable for and there shall be no abatement of Rent (except in the event of a casualty loss or a condemnation as set forth in Paragraph 9 and Paragraph 10 of this Lease) for (i) any damage to Tenant’s property stored with or entrusted to Affiliates of Landlord, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or the Project or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other tenants, occupants or other visitors to the Building or the Project or from any other cause whatsoever, (iv) any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building, whether within or outside of the Project, or (v) any latent or other defect in the Premises, the Building or the Project. Tenant shall give prompt notice to Landlord in the event of (i) the occurrence of a fire or accident in the Premises or in the Building, or (ii) the discovery of a defect therein or in the fixtures or equipment thereof. This Paragraph 8(a) shall survive the expiration or  earlier  termination of this Lease.

(b)To the greatest extent permitted by Law, Tenant hereby agrees to indemnify, protect, defend and hold harmless Landlord and its designated property management company, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, trustees, directors, shareholders, employees, servants, partners, representatives, insurers and agents (collectively, “Landlord Indemnitees”) for, from and against all liabilities, claims, fines, penalties, costs, damages or injuries to persons, damages to property, losses, liens, causes of action, suits, judgments and expenses (including court costs, attorneys’ fees, expert witness fees and costs of investigation), of any nature, kind or description of any person or entity, for personal injury and property damage, directly or indirectly arising out of, caused by, or resulting from (in whole or part) (1) Tenant’s construction of, or use, occupancy or enjoyment of, the Premises, (2) any activity, work or other things done, permitted or suffered by Tenant and its agents and employees in or about the Premises, (3) any breach or default in the performance of any of Tenant’s obligations under this Lease, (4) any act, omission, negligence or willful misconduct of Tenant or any of its agents, contractors, employees, business invitees or licensees, or (5) any damage to Tenant’s property, or the property of Tenant’s agents, employees, contractors, business invitees or licensees, located in or about the Premises, except to the extent caused by Landlord’s or Landlord Indemnitees’ negligence or willful misconduct (collectively, “Liabilities”). Landlord shall indemnify, defend, protect, and hold harmless Tenant, its officers, agents, servants, employees, and independent contractors (collectively, “Tenant Indemnitees”) from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) arising from the negligence or willful misconduct of Landlord or the Landlord Indemnities in, on or about the Premises, the Building and the Project either prior to or during the Lease Term, and/or as a result of Landlord's breach of this Lease, except to the extent caused by the negligence or willful misconduct of Tenant or the Tenant Parties. This Paragraph 8(b) shall survive the expiration or earlier termination of this Lease.

(c)

Tenant shall promptly advise Landlord in writing of any action, administrative or legal proceeding or investigation as to which this indemnification may apply, and Tenant, at Tenant’s expense, shall assume on behalf of each and every Landlord Indemnitee and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to Landlord; provided, however, that any Landlord Indemnitee shall have the right, at its option, to be represented therein by advisory counsel of its own selection and at its own expense. In the event of failure by Tenant to fully perform in accordance with this Paragraph, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may so perform, but all costs and expenses so incurred by Landlord in that event shall be reimbursed by Tenant to Landlord, together with interest on the same from the date any such expense was paid by Landlord until reimbursed by Tenant, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject. The indemnification provided in Paragraph 8(b) shall not be limited to damages, compensation or benefits payable under insurance policies, workers’ compensation acts, disability benefit acts or other employees’ benefit acts.

(d)	Insurance.

(i)Tenant at all times during the Lease Term shall, at its own expense, keep in full force and effect (A) commercial general liability insurance providing coverage against bodily injury and disease, including death resulting therefrom and property damage to a combined single limit of One Million Dollars ($1,000,000) to one or more than one person as the result of any one accident or occurrence, which shall include provision for contractual liability coverage insuring Tenant for the performance of its indemnity obligations set forth in this Paragraph 8 and in Paragraph 6(g)(ii) of this Lease, with an Excess Limits (Umbrella) Policy in the amount of Five Million Dollars ($5,000,000), (B) worker’s compensation insurance to the statutory limit, if any, and employer’s liability insurance to the limit of Five Hundred Thousand Dollars ($500,000) per occurrence, and (C) All Risk or Causes of Loss - Special Form property insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler  leakage), vandalism, malicious mischief, wind and/or hurricane coverage, covering full replacement value of all of Tenant’s personal property, trade fixtures and improvements in the Premises. Landlord and its designated property management firm shall be named an additional insured on each of said policies (excluding the worker’s compensation policy) and said policies shall be issued by an insurance company or companies authorized to do business in the State and which have policyholder ratings not lower than “A-” and financial ratings not lower than “VII” in Best’s Insurance Guide (latest edition in effect as of the Effective Date and subsequently in effect as of the date of renewal of the required policies). EACH OF SAID POLICIES SHALL ALSO INCLUDE A WAIVER OF SUBROGATION PROVISION OR ENDORSEMENT IN FAVOR OF LANDLORD, AND AN ENDORSEMENT PROVIDING THAT LANDLORD SHALL RECEIVE THIRTY (30) DAYS PRIOR WRITTEN NOTICE OF ANY CANCELLATION OF, NONRENEWAL OF, REDUCTION OF COVERAGE OR MATERIAL CHANGE IN COVERAGE ON SAID POLICIES. Tenant hereby waives its right of recovery against any Landlord Indemnitee of any amounts paid by Tenant or on Tenant’s behalf to satisfy applicable worker’s compensation laws. The policies or duly executed certificates showing the material terms for the same, together with satisfactory evidence of the payment of the premiums therefor, shall be deposited with Landlord on the date Tenant first occupies the Premises and upon renewals of such policies not less than fifteen (15) days prior to the expiration of the term of such coverage. If certificates are supplied rather than the policies themselves, Tenant shall allow Landlord, at all reasonable times, to inspect the policies of insurance required herein.

(ii)

It is expressly understood and agreed that the coverages required represent Landlord’s minimum requirements and such are not to be construed to void or limit Tenant’s obligations contained in this Lease, including without limitation Tenant’s indemnity obligations hereunder. Neither shall (A) the insolvency, bankruptcy or failure of any insurance company carrying Tenant, (B) the failure of any insurance company to pay claims occurring nor (C) any exclusion from or insufficiency of coverage be  held to affect, negate or waive any of Tenant’s indemnity obligations under this Paragraph 8 and Paragraph 6(g)(ii) or any other provision of this Lease. With respect to insurance coverages, except worker’s compensation, maintained hereunder by Tenant and insurance coverages separately obtained by Landlord, all insurance coverages afforded by policies of insurance maintained by Tenant shall be primary insurance as such coverages apply to Landlord, and such insurance coverages separately maintained by Landlord shall be excess, and Tenant shall have its insurance policies so endorsed. The amount of liability insurance under insurance policies maintained by Tenant shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord. Tenant shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under its policies. Tenant shall increase the amounts of insurance or the insurance coverages as Landlord may reasonably request from time to time, but not in excess of the requirements of prudent landlords or lenders for similar tenants occupying similar premises in the Del Mar Heights/Torrey Hills submarket of San Diego, California (“Comparable Buildings”).

(iii)

Tenant’s occupancy of the Premises without delivering the certificates of insurance shall not constitute a waiver of Tenant’s obligations to provide the required coverages. If Tenant provides to Landlord a certificate that does not evidence the coverages required herein, or that is faulty in any respect, such shall not constitute a waiver of Tenant’s obligations to provide the proper insurance

(iv)

Throughout the Lease Term, Landlord agrees to maintain (i) fire and extended coverage insurance, and, at Landlord’s option, earthquake damage coverage, terrorism coverage, wind and hurricane coverage, and such additional property insurance coverage as Landlord deems appropriate, on the insurable portions of Building and the remainder of the Project in an amount not less than the fair replacement value thereof, subject to reasonable deductibles (ii) boiler and machinery insurance amounts and with deductibles that would be considered standard for similar class office building in the metropolitan area in which the Premises is located, and (iii) commercial general liability insurance with a combined single limit coverage of at least One Million Dollars ($1,000,000.00) per occurrence. All such insurance shall be obtained from insurers Landlord reasonably believes to be financially responsible in light of the risks being insured. The premiums for any such insurance shall be a part of Operating Expenses.

(e)Mutual Waivers of Recovery. Landlord, Tenant, and all parties claiming under them, each mutually release and discharge each other from responsibility for that portion of any loss or damage paid or reimbursed by an insurer of Landlord or Tenant under any fire, extended coverage or other property insurance policy maintained by Tenant with respect to its Premises or by Landlord with respect to the Building or the Project (or which would have been paid had the insurance required to be maintained hereunder been in full force and effect), no matter how caused, including negligence, and each waives any right of recovery from the other including, but not limited to, claims for contribution or indemnity, which might otherwise exist on account thereof. Any fire, extended coverage or property insurance policy maintained by Tenant with respect to the Premises, or Landlord with respect to the Building or the Project, shall contain, in the case of Tenant’s policies, a waiver of subrogation provision or endorsement in favor of Landlord, and in the case of Landlord’s policies, a waiver of subrogation provision or endorsement in favor of Tenant, or, in the event that such insurers cannot or shall not include or attach such waiver of subrogation provision or endorsement, Tenant and Landlord shall obtain the approval and consent of their respective insurers, in writing, to the terms of this Lease. Tenant agrees to indemnify, protect, defend and hold harmless each and all of the Landlord Indemnitees from and against any claim, suit or cause of action asserted or brought by Tenant’s insurers for, on behalf of, or in the name of Tenant, including, but not limited to, claims for contribution, indemnity or subrogation, brought in contravention of this paragraph. The mutual releases, discharges and waivers contained in this provision shall apply EVEN IF THE LOSS OR DAMAGE TO WHICH THIS PROVISION APPLIES IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD OR TENANT.

(f)

Business Interruption. Landlord shall not be responsible for, and Tenant releases and discharges Landlord from, and Tenant further waives any right of recovery from Landlord for, any loss for or from business interruption or loss of use of the Premises suffered by Tenant in connection with Tenant’s use or occupancy of the Premises, UNLESS AND TO THE EXTENT SUCH LOSS IS CAUSED SOLELY OR IN PART BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD.

(g)Adjustment of Claims. Tenant shall cooperate with Landlord and Landlord’s insurers in the adjustment of any insurance claim pertaining to the Building or the Project or Landlord’s use thereof.

(h)Increase in Landlord’s Insurance Costs. Tenant agrees to pay to Landlord any increase in premiums for Landlord’s insurance policies resulting solely from Tenant’s use or occupancy of the Premises for any use other than general office use that results in any such increase.

(i)Failure to Maintain Insurance. Any failure of Tenant to obtain and maintain the insurance policies and coverages required hereunder or failure by Tenant to meet any of the insurance requirements of this Lease shall constitute an event of default hereunder, and if such failure is not remedied within ten (10) days following notice to Tenant, it shall entitle Landlord to pursue, exercise or obtain any of the remedies provided for in Paragraph 12(b), and Tenant shall be solely responsible for any loss suffered by Landlord as a result of such failure. In the event of failure by Tenant to maintain the insurance policies and coverages required by this Lease or to meet any of the insurance requirements of this Lease, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may obtain said insurance policies and coverages or perform any other insurance obligation of Tenant, but all costs and expenses incurred by Landlord in obtaining such insurance or performing Tenant’s insurance obligations shall be reimbursed by Tenant to Landlord, together with interest on same from the date any such cost or expense was paid by Landlord until reimbursed by Tenant, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject.

9.	FIRE OR CASUALTY

(a)Subject to the provisions of this Paragraph 9, in the event the Premises, or access thereto, is  wholly or partially destroyed by fire or other casualty, Landlord shall (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) rebuild, repair or restore the Premises and access thereto, including parking facilities, to substantially the same condition as existing immediately prior to such destruction (excluding Tenant’s Alterations, trade fixtures, equipment and personal property, which Tenant shall be required to restore) and this Lease shall continue in full force and effect. Notwithstanding the foregoing, (i) Landlord’s obligation to rebuild, repair or restore the Premises shall not apply to any personal property, above-standard tenant improvements or other items installed or contained in the Premises, and (ii) Landlord shall have no obligation whatsoever to rebuild, repair or restore the Premises with respect to any damage or destruction occurring during the last twelve (12) months of the term of this Lease or the last twelve (12) months of any extension of the term if such damage or destruction will require more than thirty (30) days to restore.

(b)

Landlord may elect to terminate this Lease in any of the following cases of damage or destruction to the Premises, the Building or the Project: (i) where the cost of rebuilding, repairing and restoring (collectively, “Restoration”) of the Building or the Project, would, regardless of the lack of damage to the Premises or access thereto, in the reasonable opinion of Landlord, exceed twenty percent (20%) of the then replacement cost of the Building; (ii) where, in the case of any damage or destruction to any portion of the Building or the Project by uninsured casualty, the cost of Restoration of the Building or the Project, in the reasonable opinion of Landlord, exceeds $500,000; or (iii) where, in the case of any damage or destruction to the Premises or access thereto by uninsured casualty, the cost of Restoration of the Premises or access thereto, in the reasonable opinion of Landlord, exceeds twenty percent (20%) of the replacement cost of the Premises; or (iv) if Landlord has not obtained appropriate zoning approvals for reconstruction of the Project, Building or Premises. Any such termination shall be made by thirty (30) days’ prior written notice to Tenant given within one hundred twenty (120) days of the date of such damage or destruction. Landlord shall deliver written notice to Tenant within sixty (60) days following the  date of such damage or destruction notifying Tenant of the estimated time to complete such rebuilding, repairing and restoration, as estimated by Landlord’s contractor (the “Restoration Notice”). If the Restoration Notice states that it will take longer than twelve (12) months to complete such rebuilding, repair and restoration from the date of such damage or destruction, then Tenant shall have the right to terminate this Lease by delivering written notice of such termination to Landlord within thirty (30) days following receipt of the Restoration Notice; provided that if two (2) years or less of the Lease Term remain at the time the Restoration Notice is received by Tenant, then Tenant shall have the right to terminate this Lease upon written notice thereof delivered to Landlord within thirty (30) days of its receipt of the Restoration Notice regardless of the proposed restoration period. If this Lease is not terminated by Landlord or Tenant, and as the result of any damage or destruction, the Premises, or a portion thereof, are rendered untenantable (including parking or other Tenant Impact), Rent shall abate reasonably during the period of Restoration (based upon the extent to which such damage and Restoration interfere  with Tenant’s occupancy and use of the Premises). This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, the Building or the Project. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any successor statutes thereof permitting the parties to terminate this Lease as a result of any damage or destruction).

10.	EMINENT DOMAIN

In the event the whole of the Premises, the Building or the Project shall be taken under the power of eminent domain, or sold to prevent the exercise thereof (collectively, a “Taking”), this Lease shall automatically terminate as of the date of such Taking. In the event a Taking of a portion of the Project, the Building or the Premises shall, in the reasonable opinion of (i) Landlord, substantially interfere with Landlord’s operation thereof,  or (ii) Tenant, result in a Tenant Impact, either party may terminate this Lease upon thirty (30) days’ written notice to the other party given at any time within sixty (60) days following the date of such Taking. For purposes of this Lease, the date of Taking shall be the earlier of the date of transfer of title resulting from such Taking or the date of transfer of possession resulting from such Taking. In the event that a portion of the Premises is so taken and this Lease is not terminated, Landlord shall, to the extent of proceeds paid to Landlord as a result of the Taking, with reasonable diligence, use commercially reasonable efforts to proceed to restore (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) the Premises (other than Tenant’s personal property and fixtures, and above-standard tenant improvements) to a complete, functioning unit. In such case, the Base Rent shall be reduced proportionately based on the portion of the Premises so taken. If all or any portion of the Premises is the subject of a temporary Taking, this Lease shall remain in full force and effect and Tenant shall continue to perform each of its obligations under this Lease; in such case, Tenant shall be entitled to receive the entire award allocable to the temporary Taking of the Premises. Except as provided herein, Tenant shall not assert any claim against Landlord or the condemning authority for, and hereby assigns to Landlord, any compensation in connection with any such Taking, and Landlord shall be entitled to receive the entire amount of any award therefor, without deduction for any estate or interest of Tenant. Nothing contained in this Paragraph 10 shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the condemning authority for the Taking of personal property, fixtures, above standard tenant improvements of Tenant or for relocation or moving expenses recoverable by Tenant from the condemning authority. This Paragraph 10 shall be Tenant’s sole and exclusive remedy in the event of a Taking. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a Taking. Accordingly, the parties waive the provisions of the California Code of  Civil Procedure Section 1265.130 and any successor or similar statutes permitting the parties to terminate this Lease as a result of a Taking.

11.	ASSIGNMENT AND SUBLETTING

(a)Tenant shall not directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assign, sublet, mortgage or otherwise encumber all or any portion of its interest in this Lease or in the Premises or grant any license for any person other than Tenant or its employees to use or occupy the Premises or any part thereof without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Any such attempted assignment, subletting, license, mortgage, other encumbrance or other use or occupancy without the consent of Landlord shall, at Landlord’s option, be null and void and of no effect. Any mortgage, or encumbrance of all or any portion of Tenant’s interest in this Lease or in the Premises and any grant of a license for any person other than Tenant or its employees to use or occupy the Premises or any part thereof shall be deemed to be an “assignment” of this Lease. In addition, as used in this Paragraph 11, the term “Tenant” shall also mean any entity that has guaranteed Tenant’s obligations under this Lease, and the restrictions applicable to Tenant contained herein shall also be applicable to such guarantor.

(b)

No assignment or subletting shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any subletting or assignment. Consent by Landlord to one subletting or assignment shall not be deemed to constitute a consent to any other or subsequent attempted subletting or assignment. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord all pertinent information reasonably relating to the proposed assignee or sublessee, all pertinent information reasonably relating to the proposed assignment or sublease, and all such financial information as Landlord may reasonably request concerning the Tenant and proposed assignee or subtenant. Landlord shall notify Tenant of Landlord's consent or reasonable disapproval of any such assignment or sublease within ten (10) business days after Landlord's receipt of Tenant’s notice and all other information required to be delivered by  Tenant to Landlord in connection with such proposed such assignment or sublease as set forth in herein. In the  event that Landlord fails to notify Tenant in writing of such approval or disapproval within such 10-business day period, and such failure continues for an additional five (5) business days after Tenant notifies Landlord in writing of such failure, then Landlord shall be deemed to have approved such assignment or sublease. Any assignment or sublease shall be expressly subject to the terms and conditions of this Lease.

(c)	Intentionally omitted.

(d)Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to a proposed assignment or sublease in any of the following instances:

(i)The assignee or sublessee (or any affiliate of the assignee or sublessee) is not, in Landlord’s reasonable opinion, sufficiently creditworthy to perform the obligations such assignee or sublessee will have under this Lease;

(ii)	The intended use of the Premises by the assignee or sublessee is not for general office use;

(iii)The intended use of the Premises by the assignee or sublessee would materially increase the pedestrian or vehicular traffic to the Premises or the Building;

(iv)

Occupancy of the Premises by the assignee or sublessee would, in the good faith judgment of Landlord, violate any agreement binding upon Landlord, the Building or the Project with regard to the identity of tenants, usage in the Building, or similar matters;

(v)

The assignee or sublessee (or any affiliate of the assignee or sublessee) is then negotiating with Landlord or has negotiated with Landlord within the previous six (6) months, or is a current tenant or subtenant within the Building or Project;

(vi)

The identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Building or Project and Landlord has not itself leased to a similar tenant;

(vii)	The proposed sublease would result in more than two subleases of portions of the Premises being in effect at any one time during the Lease Term; or

(viii)	In the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease.

The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed assignee or sublessee claims that Landlord has unreasonably withheld its consent to a proposed assignment or sublease or otherwise has breached its obligations under this Paragraph 11, their sole remedy shall be to seek a declaratory judgment and/or injunctive relief without any monetary damages, and, with respect thereto, Tenant, on behalf of itself and, to the extent permitted by law, such proposed assignee/sublessee, hereby waives all other remedies against Landlord, including, without limitation, the right to seek monetary damages or to terminate this Lease other than pursuant to Paragraph 19(a).

(e)If any Tenant is a corporation, partnership or other entity that is not publicly traded on a recognized national stock exchange, any transaction or series of related or unrelated transactions (including, without limitation, any dissolution, merger, consolidation or other reorganization, any withdrawal or admission of a partner or change in a partner’s interest, or any issuance, sale, gift, transfer or redemption of any capital stock of or ownership interest in such entity, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of such Tenant, shall be deemed to be  an assignment of this Lease subject to the provisions of this Paragraph 11. The term “control” as used  in  this Paragraph 11(e) means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant. Any transfer of control of a subtenant that is not publicly traded on a recognized national stock exchange corporation or other entity shall be deemed an assignment of any sublease. Notwithstanding anything to  the  contrary in this Article 11, no change or series of changes in ownership of stock or other ownership interests which would result in direct or indirect change in ownership of the outstanding stock of or other ownership interests in the originally named Tenant (or in any subsequent Tenant under a Permitted Transfer (as defined below)), nor any sale of all or substantially all of the assets of any such entity, shall be considered an assignment or transfer requiring the consent of Landlord under this Lease.

(f)Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times during the Initial Term and any subsequent renewals or extensions remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant’s other obligations under this Lease. Other than with respect to any Permitted Transfer, in the event that the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment, plus any bonus or other consideration therefor or incident thereto) exceeds the Rent payable under this Lease after deduction for all leasing costs, commissions, inducements, fees, expenses, and other costs and expenses incurred by Tenant in connection therewith, then Tenant shall be bound and obligated to pay Landlord, as additional rent hereunder, one-half (1/2) of all such excess Rent and other excess consideration within ten (10) business days following receipt thereof by Tenant.

(g)

If this Lease is assigned or if the Premises is subleased (whether in whole or in part), or in the event of the mortgage or pledge of Tenant’s leasehold interest, or grant of any concession or license within the Premises, or if the Premises are occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect Rent from the assignee, sublessee, mortgagee, pledgee, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next Rent payable hereunder; and all such Rent collected by Tenant shall be held in deposit for Landlord and immediately forwarded to Landlord. No such transaction or collection of Rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

(h)

If Tenant effects an assignment or sublease or requests the consent of Landlord to any proposed assignment or sublease, then Tenant shall, upon demand, pay Landlord a non-refundable administrative fee of Five Hundred Dollars ($500.00), plus any reasonable attorneys’ and paralegal fees and costs incurred by Landlord in connection with such assignment or sublease or request for consent (not to exceed Three Thousand Five Hundred Dollars ($3,500.00)). Acceptance of the Five Hundred Dollar ($500.00) administrative fee and/or reimbursement of Landlord’s attorneys’ and paralegal fees shall in no event obligate Landlord to consent to any proposed assignment or sublease.

(i)

Notwithstanding any provision of this Lease to the contrary, in the event this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute the property of Tenant or Tenant’s estate within the meaning of the Bankruptcy Code. All such money and other consideration not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord.

(j)

The joint and several liability of the Tenant named herein and any immediate and remote successor-in-interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any

(a)agreement that modifies any of the rights or obligations of the parties under this Lease, (b) stipulation that extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.

(k)

If Tenant is any form of partnership, a withdrawal or change, voluntary or involuntary or by operation of law of any partner, or the dissolution of the partnership, shall be deemed a voluntary assignment. If Tenant consists of more than one (1) person, a purported assignment, voluntary or involuntary or by operation of  law from one (1) person to the other shall be deemed a voluntary assignment. If Tenant is not publicly traded on a recognized national stock exchange a non-public corporation or limited liability entity, any dissolution, merger, consolidation or other reorganization of Tenant, or sale or other transfer of a controlling percentage of the ownership interest of Tenant, or the sale of at least twenty-five percent (25%) of the value of the assets of Tenant shall be deemed a voluntary assignment. Notwithstanding the foregoing, the provisions of this Paragraph 11(k) shall not apply to the originally named Tenant (or any subsequent Tenant under a Permitted Transfer (as defined below).

(l)

Notwithstanding anything above to the contrary, provided that Tenant is not then in default, Tenant may assign this Lease or sublet the Premises or any portion thereof (herein, a “Permitted Transfer”), without Landlord’s consent to any entity that controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern (each, a “Permitted Transferee”), provided that: (i) at least thirty (30) days prior to such assignment or sublease, Tenant delivers to Landlord a reasonably detailed description of the proposed Transfer and the financial statements and other financial and background information of the assignee or sublessee in accordance with Paragraph 11(b) above; (ii) in the case of an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease pursuant to an assignment and assumption agreement reasonably acceptable to Landlord, a fully executed copy of which is delivered to Landlord within thirty (30) days following the effective date of such assignment or subletting; (iii) each guarantor of this Lease, if any, executes a reaffirmation of its guaranty in form satisfactory to Landlord; (iv) the tangible net worth of the assignee or sublessee equals or exceeds that of Tenant as of (1) the date of execution of this Lease, or (2) the date immediately preceding the proposed Transfer, whichever is greater; (v) Tenant remains fully liable under this Lease; (vi) the use of the Premises is only for general office; (vii) such transaction is not entered into as a subterfuge to avoid the restrictions and provisions of this Paragraph 11 and will not violate any exclusive use covenant to which Landlord is bound; and (viii) with respect to a subletting only, Tenant and such Permitted Transferee execute Landlord’s standard consent to sublease form.

12.	DEFAULT

(a)Events of Default. The occurrence of any one or more of the following events shall constitute an “event of default” or “default” (herein so called) under this Lease by Tenant (all such references in this Lease to event of default or default being deemed to include the giving of applicable notice and the passage of applicable cure periods): (i) Tenant shall fail to pay Rent or any other rental or sums payable by Tenant hereunder within five (5) business days after Landlord notifies Tenant of such nonpayment; provided, however, Landlord shall only be obligated to provide such written notice to Tenant one (1) time within any calendar year and in the event Tenant  fails to timely pay Rent or any other sums for a second time during any calendar year, then Tenant shall be in default for such late payment and Landlord shall have no obligation or duty to provide notice of such non-payment to Tenant prior to declaring an event of default under this Lease; or (ii) the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than monetary failures as specified in Paragraph 12(a)(i) above, where such failure shall continue for a period of thirty

(30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said 30-day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord.

Any notice sent by Landlord to Tenant pursuant to this Paragraph 12(a) shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161.

(b)Landlord’s Remedies; Termination. In the event of any event of default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder and Landlord shall have all the rights and remedies of a Landlord provided by Section 1951.2 of the California Civil Code. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(i)	the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(ii)

the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)

the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv)

any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: unamortized Tenant Improvement costs; attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Tenant Improvements, Alterations, and any other items which Tenant is required under this Lease to remove but does not remove.

As used in subparagraph (i) and subparagraph (ii) of Paragraph 12(b) above, the “worth at the time of award” is computed by allowing interest at the Default Rate (as defined below). As used in subparagraph (iii) of Paragraph 12(b) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c)Landlord’s Remedies; Re-Entry Rights. In the event of any event of default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to Paragraph 5(c) of this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Paragraph 12(c), and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

(d)Continuation of Lease. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any event of default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

(e)

Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all  covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of Rent. If Tenant shall fail to pay any sum of money (other than Base Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue for three

(3) days with respect to monetary obligations (or ten (10) days with respect to non-monetary obligations, except in case of emergencies, in which such case, such shorter period of time as is reasonable under the circumstances) after Tenant’s receipt of written notice thereof from Landlord, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within five (5) days after demand therefor as Additional Rent.

(f)Interest. If any monthly installment of Rent or Operating Expenses, or any other amount payable by Tenant hereunder is not received by Landlord by the date when due, it shall bear interest at the Default Rate from the date due until paid. All interest, and any late charges imposed pursuant to Paragraph 12(g) below, shall be considered Additional Rent due from Tenant to Landlord under the terms of this Lease. The term “Default Rate” as used in this Lease shall mean the lesser of (A) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in the State, as its “prime rate” or “reference rate”, plus four percent (4%), or (B) the maximum rate of interest permitted by Law.

(g)Late Charges. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any monthly installment of Base Rent, Additional Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed to secure debt, deed of trust or related loan documents encumbering the Premises, the Building or the Project. Accordingly, if any monthly installment of Base Rent, Additional Rent or any other amount payable by Tenant hereunder is not received by Landlord by the due date thereof, Tenant shall pay to Landlord an additional sum of five percent (5%) of the  overdue amount as a late charge, but in no event more than the maximum late charge allowed by law. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason  of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

(h)Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Paragraph 12 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Paragraph 12 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

(i)Tenant’s Waiver of Redemption. Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and

(ii) the benefits of any present or future law which exempts property from liability for debt or for distress for Rent.

(j)	[Intentionally Omitted].

13.	ACCESS; CONSTRUCTION

Landlord reserves from the leasehold estate hereunder, in addition to all other rights reserved by Landlord under this Lease, the right to use the roof and exterior walls of the Premises and the area beneath, adjacent to and above the Premises. Landlord also reserves the right to install, use, maintain, repair, replace and relocate equipment, machinery, meters, pipes, ducts, plumbing, conduits and wiring through the Premises, which serve other portions of the Building or the Project in a manner and in locations which do not unreasonably interfere with Tenant’s use or occupancy of the Premises or otherwise create a Tenant Impact. In addition, Landlord shall have free access to any and all mechanical installations of Landlord or Tenant, including, without limitation, machine rooms, telephone rooms and electrical closets. Tenant agrees that there shall be no construction of partitions or other obstructions which materially interfere with or which threaten to materially interfere with Landlord’s free access thereto, or materially interfere with the moving of Landlord’s equipment to or from the enclosures containing said installations. Landlord shall at all reasonable times, during normal business hours and after reasonable written or oral notice, have the right to enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to exhibit the Premises to prospective purchasers, lenders or tenants (during the final twelve (12) months of the Lease Term only), to post notices of non-responsibility, to alter, improve, restore, rebuild or repair the Premises or any other portion of the Building, or to do any other act permitted or contemplated to be done by Landlord hereunder, all without being deemed guilty of an eviction of Tenant and without liability for abatement of Rent or otherwise. For such purposes, Landlord may also erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed. Landlord shall conduct all such inspections and/or improvements, alterations and repairs so as to minimize, to the extent reasonably practical and without material additional expense to Landlord, any interruption of or interference with the business of Tenant, provided that in no event shall such actions by Landlord result in a Tenant Impact. Subject to the foregoing, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of such purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises (excluding Tenant’s vaults and safes, access to which shall be provided by Tenant upon Landlord’s reasonable request). Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises or any portion thereof, and Landlord shall have the right, at any time during the Lease Term, to provide whatever access control measures it deems reasonably necessary to the Project, without any interruption or abatement in the payment of Rent by Tenant; provided however, (i) Landlord shall provide not less than twenty-four (24) hours’ prior notice to Tenant of any entry onto the Premises (other than in the case of emergency, when whatever notice that is reasonable under the circumstances shall be required), (ii) Tenant may require that an employee of Tenant accompany or otherwise be present during any such entry by Landlord onto the Premises; and (iii) Tenant may designate certain secure areas, not to exceed ten percent (10%) of the rentable area of the Premises, that Landlord shall not be permitted to access without further justification for the need for such entry and Landlord’s compliance with Tenant’s reasonable security requirements in connection with such entry. Any entry into the Premises obtained by Landlord by any of such means shall not under any circumstances be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises or any portion thereof. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, Alterations or decorations to the Premises or the Project except as otherwise expressly agreed to be performed by Landlord pursuant to the provisions of this Lease.

14.	BANKRUPTCY

(a)If at any time on or before the Commencement Date there shall be filed by or against Tenant in any court, tribunal, administrative agency or any other forum having jurisdiction, pursuant to any applicable law, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant’s property, or if Tenant makes an assignment for the benefit of creditors, this Lease shall ipso facto be canceled and terminated and in such event neither Tenant nor any person claiming through or under Tenant or by virtue of any applicable law or by an order of any court, tribunal, administrative agency or any other forum having jurisdiction, shall be entitled to possession of the Premises and Landlord, in addition to the other rights and remedies given by Paragraph 12 hereof or by virtue of any other provision contained in this Lease or by virtue of any applicable law, may retain as damages any Rent, Security Deposit or moneys received by it from Tenant or others on behalf of Tenant.

(b)

If, after the Commencement Date, or if at any time during the term of this Lease, there shall be filed against Tenant in any court, tribunal, administrative agency or any other forum having jurisdiction, pursuant to any applicable law, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant’s property, and the same is not dismissed after ninety (90) calendar days, or if Tenant makes an assignment for the benefit of creditors, this Lease, at the option of Landlord exercised within a reasonable time after notice of the happening of any one or more of such events, may be canceled and terminated and in such event neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the Premises, but shall forthwith quit and surrender the Premises, and Landlord, in addition to the other rights and remedies granted by Paragraph 12 hereof or by virtue of any other provision contained in this Lease or by virtue of any applicable law, may retain as damages any Rent, Security Deposit or moneys received by it from Tenant or others on behalf of Tenant.

15.	SUBSTITUTION OF PREMISES

Intentionally Omitted.

16.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES

(a)

Tenant agrees that this Lease and the rights of Tenant hereunder shall be subject and subordinate to any and all deeds to secure debt, deeds of trust, security interests, mortgages, master leases, ground leases or other security documents and any and all modifications, renewals, extensions, consolidations and replacements thereof (collectively, “Security Documents”) which now or hereafter constitute a lien upon or affect the Project, the Building or the Premises. Such subordination shall be effective without the necessity of the execution by Tenant of any additional document for the purpose of evidencing or effecting such subordination. Notwithstanding the foregoing, such obligation of Tenant, and any subordination of this Lease to any Security Document shall be conditioned on Tenant’s concurrent receipt, from the holder or beneficiary of such Security Document, of a non- disturbance agreement in a form reasonably acceptable to Tenant confirming, among other things, that so long as Tenant is not in default hereunder, Tenant’s rights hereunder shall not be disturbed by such person or entity, any continuing defaults of Landlord shall be cured (to the extent the same are capable of being cured and without liability for defaults of Landlord occurring prior to acquisition by such person of Landlord’s interest in the Premises) (“Non-Disturbance Agreement”). Landlord represents and warrants that no Securing Documents exist as of the Effective Date. Landlord will obtain a Non-Disturbance Agreement from any future mortgagee within sixty (60) days following the closing of any future financing on the Building as a condition to Tenant’s subordination and attornment obligations under this Lease. Subject to the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such Security Documents to this Lease and in such case, in the event of the termination or transfer of Landlord’s estate or interest in the Project by reason of any termination or foreclosure of any such Security Documents, Tenant shall, notwithstanding such subordination, attorn to and become the Tenant of the successor-in-interest to Landlord at the option of such successor-in-interest. Furthermore, Tenant shall within  fifteen (15) days of demand therefor execute any instruments or other documents which may be required by Landlord or the holder of any Security Document and specifically shall execute, acknowledge and deliver within fifteen (15) days of demand therefor a subordination of lease or subordination of deed of trust or mortgage, in the form required by the holder of the Security Document requesting the document, provided no such instrument increases the obligations of, nor decreases the benefits to, Tenant under this Lease; the failure to do so by Tenant within such time period shall be a default hereunder; provided, however, the new landlord or the holder of any Security Document shall agree that Tenant’s quiet enjoyment of the Premises shall not be disturbed as long as Tenant is not in default under this Lease.

(b)

If any proceeding is brought for default under any ground or master lease to which this Lease is subject or in the event of foreclosure or the exercise of the power of sale under any mortgage, deed of trust or other Security Document made by Landlord covering the Premises, Tenant shall not be named in such proceeding unless required by applicable Law, and at the election of such ground lessor, master lessor or purchaser at foreclosure, Tenant shall attorn to and recognize the same as Landlord under this Lease, provided such successor expressly agrees in writing to be bound to all future obligations by the terms of this Lease, and if so requested, Tenant shall enter into a new lease with that successor on the same terms and conditions as are contained in this Lease (for the unexpired term of this Lease then remaining). Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale.

(c)	[Intentionally Omitted].

(d)

Tenant shall, upon not less than ten (10) business days’ prior notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying to those facts for which certification has been reasonably requested by Landlord or any current or prospective purchaser, holder of any Security Document, ground lessor or master lessor, including, but without limitation, that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Base Rent, Additional Rent and other charges hereunder have been paid, if any, and (iii) whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge. The form of the statement attached hereto as Exhibit D is hereby approved by Tenant for use pursuant to this subparagraph (d). Tenant’s failure to execute and deliver such statement within such time, and such failure continues for an additional five (5) business days following a second (2nd) notice thereof from Landlord, shall, at the option of Landlord, constitute a material default under this Lease and, in any event, shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord in any such certificate prepared by Landlord and delivered to Tenant for execution. Any statement delivered pursuant to this Paragraph 16 may be relied upon by any prospective purchaser of the fee of the Building or the Project or any mortgagee, ground lessor or other like encumbrances thereof or any assignee of any such encumbrance upon the Building or the Project.

17.	SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY

(a)

In the event of a sale or conveyance by Landlord of the Building or the Project, Landlord shall be released from any and all liability under this Lease for periods from and after such sale or conveyance. If the Security Deposit has been deposited by Tenant to Landlord prior to such sale or conveyance, Landlord shall transfer the Security Deposit to the purchaser, and upon delivery to Tenant of notice thereof, Landlord shall be discharged from any further liability in reference thereto.

(b)

Landlord shall not be in default of any obligation of Landlord hereunder unless Landlord fails to perform any of its obligations under this Lease within thirty (30) days after receipt of written notice of such failure from Tenant; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, Landlord shall not be in default if Landlord commences to cure such default within the thirty (30) day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Project and not thereafter. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as  may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

(c)

Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, trustees, members or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual partners, directors, officers, trustees, members or shareholders of Landlord or against Landlord’s members or partners or against any other persons or entities having any interest in Landlord, or against any of their personal assets for satisfaction of any liability with respect to this Lease. Any liability of Landlord for a default by Landlord under this Lease, or a breach by Landlord of any of its obligations under the Lease, shall be limited solely to its interest in the Project including all rental receipts and insurance proceeds, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord, its partners, directors, officers, trustees, members, shareholders or any other persons or entities having any interest in Landlord. Tenant’s sole and exclusive remedy for a default or breach of this Lease by Landlord shall be either (i) an action for damages, or (ii) an action for injunctive relief; Tenant hereby waiving and agreeing that Tenant shall have no offset rights or right to terminate this Lease on account of any breach or default by Landlord under this Lease. Under no circumstances whatsoever shall Landlord ever be liable for punitive, consequential or special damages under this Lease and Tenant waives any rights it may have to such damages under this Lease in the event of a breach or default by Landlord under this Lease.

(d)As a condition to the effectiveness of any notice of default given by Tenant to Landlord, Tenant shall also concurrently give such notice under the provisions of Paragraph 17(b) to each beneficiary under a Security Document encumbering the Project of whom Tenant has received written notice (such notice to specify the address of the beneficiary). In the event Landlord shall fail to cure any breach or default within the time period specified in subparagraph (b), then prior to the pursuit of any remedy therefor by Tenant, each such beneficiary shall have an additional thirty (30) days within which to cure such default, or if such default cannot reasonably be cured within such period, then each such beneficiary shall have such additional time as shall be necessary to cure such default, provided that within such thirty (30) day period, such beneficiary has commenced and is diligently pursuing the remedies available to it which are necessary to cure such default (including, without limitation, as appropriate, commencement of foreclosure proceedings).

18.	PARKING; COMMON AREAS

(a)

Tenant shall have the right to the nonexclusive use of the number of parking spaces located in the parking areas of the Project specified in Item 13 of the Basic Lease Provisions for the parking of operational motor vehicles used by Tenant, its officers and employees only. Subject to the locations specified in Item 13 of the Basic Lease Provisions for Tenant’s parking spaces, Landlord reserves the right, at any time upon written notice to Tenant, to designate the location of Tenant’s parking spaces as determined by Landlord in its reasonable discretion provided such designation does not result in a Tenant Impact. The use of such spaces shall be subject to the reasonable rules and regulations adopted by Landlord from time to time for the use of the parking areas. Landlord further reserves the right to make such changes to the parking system as Landlord may deem necessary or reasonable from time to time; i.e., Landlord may provide for one or a combination of parking systems, including, without limitation, self- parking, single or double stall parking spaces, and valet assisted parking. Except as otherwise expressly agreed to in this Lease, Tenant agrees that Tenant, its officers and employees shall not be entitled to park in any reserved or specially assigned areas designated by Landlord from time to time in the Project’s parking areas. Landlord may require execution of an agreement with respect to the use of such parking areas by Tenant and/or its officers and employees in form reasonably satisfactory to Landlord as a condition of any such use by Tenant, its officers and employees. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s officers, employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described in this Paragraph, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord. Parking passes, cards or any other device or form of identification supplied by Landlord (or its operator), if any, shall remain the property of Landlord (or its operator). Such parking identification device, if any, must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable or assignable and any device in the possession of an unauthorized holder will be void.

(b)Subject to subparagraph (c) below and the remaining provisions of this Lease, Tenant shall have the nonexclusive right, in common with others, to the use of such entrances, lobbies, fire vestibules, restrooms (excluding restrooms on any full floors leased by a tenant), mechanical areas, ground floor lobby of the Building and certain service areas located on the ground floor of the Building (such as telephone closets, corridors etc., but excluding the ground floor fitness center), elevators and elevator foyers, electrical and janitorial closets, telephone and equipment rooms, loading and unloading areas, the Project’s plaza areas, if any, ramps, drives, stairs, and similar access ways and service ways and other common areas and facilities in and adjacent to the Building and the Project as are designated from time to time by Landlord for the general nonexclusive use of Landlord, Tenant and the other tenants of the Project and their respective employees, agents, representatives, licensees and invitees (“Common Areas”). The use of such Common Areas shall be subject to the rules and regulations contained herein and the provisions of any covenants, conditions and restrictions of record against title to and affecting the Building or the Project. Tenant shall keep all of the Common Areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations, and shall use the Common Areas only for normal activities, parking and ingress and egress by Tenant and its employees, agents, representatives, licensees and invitees to and from the Premises, the Building or the Project. If, in the reasonable opinion of Landlord, unauthorized persons are using the Common Areas by reason of the presence of Tenant in the Premises, Tenant, upon demand of Landlord, shall correct such situation by appropriate action or proceedings against all such unauthorized persons. Nothing herein shall  affect the rights of Landlord at any time to remove any such unauthorized persons from said areas or to prevent the use of any of said areas by unauthorized persons. Landlord reserves the right to make such changes, alterations, additions, deletions, improvements, repairs or replacements in or to the Building, the Project (including the Premises) and the Common Areas as Landlord may reasonably deem necessary or desirable, including, without limitation, constructing new buildings and making changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading areas, landscaped areas and walkways; provided, however, that (i) there shall be no unreasonable obstruction of access to or use of the Premises resulting therefrom, and (ii) Landlord shall use commercially reasonable efforts to minimize any interruption with Tenant’s use of the Premises. Notwithstanding any provision of this Lease to the contrary, the Common Areas shall not in any event be deemed to be a portion of or included within the Premises leased to Tenant and the Premises shall not be deemed to be a portion of the Common Areas. Subject to the provisions of Paragraph 16 as to Security Documents, this Lease is granted subject to the terms hereof, the rights and interests of third parties under existing liens, ground leases, easements and encumbrances of record against title and affecting such property, all zoning regulations, rules, ordinances, building restrictions and other laws and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction over the Project or any part thereof.

(c)

Notwithstanding any provision of this Lease to the contrary, Landlord specifically reserves the right to redefine the term “Project” for purposes of allocating and calculating Operating Expenses so as to include or exclude areas as Landlord shall from time to time determine or specify (and any such determination or specification shall be without prejudice to Landlord’s right to revise thereafter such determination or specification provided the same does not result in a Tenant Impact). In addition, Landlord shall have the right to contract or otherwise arrange for amenities, services or utilities (the cost of which is included within Operating Expenses) to be on a common or shared basis to both the Project (i.e., the area with respect to which Operating Expenses are determined) and  adjacent areas not included within the Project, so long as the basis on which the cost of such amenities, services or utilities is allocated to the Project is reasonably determined on an arms-length basis or some other basis reasonably determined by Landlord. In the case where the definition of the Project is revised for purposes of the allocation or determination of Operating Expenses, Tenant’s Proportionate Share shall be appropriately revised to equal the percentage share of all Rentable Area contained within the Project (as then defined) represented by the Premises. The Rentable Area of the Project is subject to adjustment by Landlord from time to time to reflect any remeasurement thereof by Landlord’s architect, at Landlord’s request, and/or as a result of any additions or deletions to any of the buildings in the Project as designated by Landlord. Landlord shall have the sole right to determine which portions of the Project and other areas, if any, shall be served by common management, operation, maintenance and repair. Landlord shall also have the right, in its sole discretion, to allocate and prorate any portion or portions of the Operating Expenses on a building-by-building basis, on an aggregate basis of all buildings in the Project, or any other reasonable manner, and if allocated on a building-by-building basis, then Tenant’s Proportionate Share shall, as to the portion of the Operating Expenses so allocated, be based on the ratio of the Rentable Area of the Premises to the Rentable Area of the Building. Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Premises and other portions of the Building and Project. Notwithstanding the foregoing, no actions by Landlord pursuant to the rights reserved to Landlord under this subparagraph (c) shall result in any Tenant Impact.

(d)

So long as there is no default by Tenant under this Lease (beyond the expiration of all applicable notice and cure periods), Landlord acknowledges and agrees that Tenant’s employees employed at the Premises shall have the right to utilize the Building’s fitness center (“Fitness Center”) for so long as Landlord determines that such Fitness Center will be in operation at the Building. Tenant, for itself and its employees and any other guest or invitee of Tenant utilizing the Fitness Center, hereby acknowledges that any use of the Fitness Center by Tenant or any employees or other parties is voluntary and at the user’s own risk, and may involve strenuous physical exertion, and that a medical checkup is advisable before participating in any fitness programs or activities. Tenant further agrees to indemnify, defend, protect and hold harmless Landlord and all Landlord Indemnitees (as defined in Paragraph 8(b) above) from and against, any and all claims, demands, losses, liabilities, damages, costs (including attorneys’ fees and court costs) causes of action and suits of any kind or nature (including without limitation, strict liability), directly or indirectly arising out of, resulting from or incident to the use or occupancy of, or participation in, the Fitness Center, any of its equipment, facilities, programs, activities or events, if any, by Tenant or any employee or other guest or invitee of Tenant, excluding, however, any claims, demands, losses, liabilities, damages, costs, causes of action and suits to the extent the same arise out of the wrongful acts or omissions, or negligence, of Landlord or any Landlord Indemnitees (collectively, “Released Liabilities”). The Released Liabilities specifically include, without limitation, any and all claims for personal injury, property damage or wrongful death. In  connection with the operation of the Fitness Center, Landlord reserves the right to promulgate commercially reasonable rules and regulations applicable to all users of the Fitness Center, which rules and regulations may include, as a condition to any person’s use of the Fitness Center, of such person’s execution and delivery to Landlord of a release agreement in a form specified by Landlord, releasing Landlord from any liability arising out of or in connection with such person’s use of the Fitness Center (and upon such person’s compliance with such rules and regulations which Landlord may specify for the use of the Fitness Center). Landlord shall have the right, from time to time, to relocate or eliminate the Fitness Center and use such space as leasable space.

19.	MISCELLANEOUS

(a)

Attorneys’ Fees. In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs (including, without limitation, court costs and expert witness fees) incurred in such action. Such amounts shall be included in any judgment rendered in any such action or proceeding.

(b)

Waiver. No waiver by Landlord of any provision of this Lease or of any breach by Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval under this Lease shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in a writing signed by Landlord.

(c)Notices. Any notice, demand, request, consent, approval, disapproval or certificate (“Notice”) required or desired to be given under this Lease shall be in writing and given by certified mail, return receipt requested, by personal delivery or by a nationally recognized overnight delivery service (such as Federal Express or UPS) providing a receipt for delivery. Notices may not be given by facsimile. The date of giving any Notice shall  be deemed to be the date upon which delivery is actually made by one of  the  methods  described  in  this Paragraph 19(c) (or attempted if said delivery is refused or rejected). If a Notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day. All notices, demands, requests, consents, approvals, disapprovals, or certificates shall be addressed at the address specified in Item 14 of the Basic Lease Provisions or to such other addresses as may be specified by written notice from Landlord to Tenant and if to Tenant, at the Premises. Either party may change its address by giving reasonable advance written Notice of its new address in accordance with the methods described in this Paragraph; provided, however, no notice of either party’s change of address shall be effective until fifteen (15) days after the addressee’s actual receipt thereof. For the purpose of this Lease, Landlord’s counsel may provide Notices to Tenant on behalf of Landlord and such notices shall be binding on Tenant as if such notices have been provided directly by Landlord.

(d)

Storage. Any storage space at any time leased to Tenant hereunder shall be used exclusively for storage. Notwithstanding any other provision of this Lease to the contrary, (i) Landlord shall have no obligation to provide heating, cleaning, water or air conditioning therefor, and (ii) Landlord shall be obligated to provide to such storage space only such electricity as will, in Landlord’s judgment, be adequate to light said space as storage space.

(e)Holding Over. If Tenant retains possession of the Premises after the termination or expiration of the Lease Term, then Tenant shall, at Landlord’s election become a tenant at sufferance (and not a tenant at will), such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, upon demand, as Base Rent for the holdover period, an amount equal to one hundred twenty-five percent (125%) of the Base Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during the first month of such holding over, and one hundred fifty percent (150%) of the Base Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over. All other  payments (including payment of Additional Rent) shall continue under the terms of this Lease. In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph shall not be construed as consent for Tenant to retain possession of the Premises.

(f)

Condition of Premises. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, LANDLORD HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED PURPOSE OR USE, WHICH DISCLAIMER IS HEREBY ACKNOWLEDGED BY TENANT.

Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Lease neither the Premises, the Building nor the Project have undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of  the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Therefore and notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) if Tenant requires the CASp inspection under this Paragraph, Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises, revealed solely as a result of such inspection, any and all such alterations and repairs to be performed in accordance with Article 4 of this Lease; provided Tenant shall have no obligation to remove any repairs or alterations made pursuant to a CASp inspection under this Paragraph.

(g)

Quiet Possession. Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed  hereunder, Tenant shall have quiet possession of the Premises for the term hereof without hindrance or ejection by any person lawfully claiming under Landlord, subject to the provisions of this Lease and to the provisions of any

(i) covenants, conditions and restrictions, (ii) master lease, or (iii) Security Documents to which this Lease is subordinate or may be subordinated.

(h)

Matters of Record. Except as otherwise provided herein, this Lease and Tenant’s rights hereunder are subject and subordinate to all matters affecting Landlord’s title to the Project recorded in the Official Records of the County in which the Project is located, prior to and subsequent to the date hereof, including, without limitation, all recorded covenants, conditions and restrictions. Tenant agrees for itself and all persons in possession or holding under it that, in its use and occupancy of the Premises, it will comply with and not violate any such covenants, conditions and restrictions or other matters of record. Landlord reserves the right, from time to time, to grant such easements, rights and dedications as Landlord deems necessary or desirable, and to cause the recordation of parcel maps and covenants, conditions and restrictions affecting the Premises, the Building or the Project, as long as such easements, rights, dedications, maps, and covenants, conditions and restrictions do not interfere with the use or occupancy of the Premises by Tenant in any material respect or otherwise result in any Tenant Impact. At Landlord’s request, Tenant shall join in the execution of any of the aforementioned documents provided the same do not result in any expense or liability to Tenant.

(i)Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Tenant shall attorn to each purchaser, successor or assignee of Landlord in accordance with the terms of this Lease.

(j)Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the brokers named in Item 12 of the Basic Lease Provisions and that it knows of no other real estate broker or agent acting on behalf of Tenant who is or might be thereby entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent other than the brokers listed in Item 12 of the Basic Lease Provisions. Landlord shall pay any brokerage commissions payable to such listed brokers in connection with the execution of this Lease pursuant to a separate agreement between Landlord and such brokers. Nothing set forth herein or otherwise under this Lease shall be deemed to require that Tenant retain any specific broker to act on Tenant’s behalf or for its benefit, including any broker named in Item 12 of the Basic Lease Provisions, in connection with any further or future negotiations with Landlord under this Lease, including as to any renewals or extensions of the Lease Term, or expansions of the Premises, and Tenant hereby disclaims any such retention or relationship absent further notice by Tenant thereof to Landlord in each such instance.

(k)

Project or Building Name and Signage. Landlord shall have the right at any time to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord. Additionally, Landlord shall have the exclusive right at all times during the Lease Term to change, modify, add to or otherwise alter the name, number, or designation of the Building and/or the Project, and Landlord shall not be liable for claims or damages of any kind which may be attributed thereto or result therefrom.

(l)

Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

(m)	Time. Time is of the essence of this Lease and each and all of its provisions.

(n)

Defined Terms and Marginal Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular and for purposes of Articles 5, 7, 13 and 18, the term Landlord shall include Landlord, its employees, contractors and agents. The marginal headings and titles to the articles of this Lease are  not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(o)Conflict of Laws; Prior Agreements; Separability. This Lease shall be governed by and construed pursuant to the laws of the State of California. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease. No prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.  The illegality, invalidity or unenforceability of any provision of this Lease shall in no way impair or invalidate any other provision of this Lease, and such remaining provisions shall remain in full force and effect.

(p)

Authority. Each party warrants to the other that the person signing this Lease on its behalf is fully authorized to do so and, by so doing, to bind such party. This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

(q)	[Intentionally Omitted].

(r)

Rental Allocation. For purposes of Section 467 of the Internal Revenue Code of 1986,  as amended from time to time, Landlord and Tenant hereby agree to allocate all Rent to the period in which payment is due, or if later, the period in which Rent is paid.

(s)

Rules and Regulations. Tenant agrees to comply with all rules and regulations of the Building and the Project imposed by Landlord as set forth on Exhibit C attached hereto, as the same may be changed from time to time upon reasonable notice to Tenant. Landlord shall not be liable to Tenant for the failure of any other tenant or any of its assignees, subtenants, or their respective agents, employees, representatives, invitees or licensees to conform to such rules and regulations.

(t)

Joint Product. This Agreement is the result of arms-length negotiations between Landlord and Tenant and their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Lease and this Lease shall not be construed against either party.

(u)Financial Statements. Upon Landlord’s written request, Tenant shall promptly furnish Landlord, from time to time (but not more frequently than two (2) times per calendar year), with the most current audited financial statements prepared in accordance with generally accepted accounting principles, certified by Tenant and an independent auditor to be true and correct, reflecting Tenant’s then current financial condition. Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease is publicly traded on a national stock exchange, (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed to joint filings with an entity that controls Tenant or is under common control with Tenant), and (iii) Tenant’s financial statements are readily available to the public, then Tenant's obligation to its most recent current financial statement shall be deemed satisfied.

(v)Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorism, terrorist activities, inability to obtain services, labor, or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire, flood, earthquake or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Paragraph 6 and Paragraph 8 of this Lease and Paragraph 19(f) of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

(w)	Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

(x)Waiver of Right to Jury Trial. TO THE EXTENT ALLOWED BY APPLICABLE LAW, LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE LEASED PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2), and Tenant does hereby authorize and empower Landlord to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

(y)

ARBITRATION OF DISPUTES. IN THE EVENT THAT THE JURY WAIVER PROVISIONS OF PARAGRAPH 19(x) ABOVE ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS OF THIS PARAGRAPH 19(y) SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE; PROVIDED HOWEVER, THAT THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL ULTIMATELY BE BORNE  IN  ACCORDANCE  WITH  PARAGRAPH 19(a) ABOVE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS PARAGRAPH 19(y), THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640, AS SAME MAY BE AMENDED OF ANY SUCCESSOR STATUTE(S) THERETO. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY

ANY PARTY FOR ANY OF THE GROUNDS LISTED IN SECTION 641 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH CALIFORNIA LAW. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING.  IN ACCORDANCE WITH SECTION  644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE  WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS PARAGRAPH 19(y). TO THE EXTENT THAT NO PENDING LAWSUIT HAS BEEN FILED TO OBTAIN THE APPOINTMENT OF A REFEREE,  ANY PARTY, AFTER THE ISSUANCE OF THE DECISION OF THE REFEREE, MAY APPLY TO THE COURT OF THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR CONFIRMATION BY THE COURT OF THE DECISION OF THE REFEREE IN THE SAME MANNER AS A PETITION FOR CONFIRMATION OF AN ARBITRATION AWARD PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 1285 ET SEQ. (AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO).

(z)

Office and Communications Services. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree. Tenant acknowledges and agrees that: (i) Landlord  has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

(aa)OFAC Compliance.

(i)	Certification. Tenant and Landlord each certifies, represents, warrants and covenants that:

(A)It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(B)It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

(ii)

Indemnity. Each party hereby agrees to defend (with counsel reasonably acceptable to  the other party), indemnify and hold harmless the other party from and against any and all Claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

(bb)     No Easement For Light, Air And View.  This Lease conveys to Tenant no rights for any light, air   or view. No diminution of light, air or view, or any impairment of the visibility of the Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

(cc) Nondisclosure of Lease Terms. Tenant and Landlord agree that the terms of this  Lease are  confidential and constitute proprietary information of the parties, including all Lease information (such as the existence of the Lease, length of the Lease Term, total consideration, rental rate, names of the parties, etc.), and shall not be reported to any listing/reporting services, such as CoStar or CompStack, nor shall such information be reported to any kind of publication, such as the San Diego Business Journal, or any other newspaper or news site, business or trade journal, etc. In addition, Landlord shall not disclose such information to any internal or external database. The foregoing nondisclosure terms shall not apply to disclosures to a party’s accountants in connection with the preparation of financial statements or tax returns, to an assignee of this Lease or subtenant of the Premises, or to an entity or person to whom disclosure is require by applicable law or in connection with any action brought to enforce this Lease, or as otherwise may be required to comply with applicable Law or governmental reporting obligations, including any Permitted Regulatory Reporting as described under Paragraph 3(i) of this Lease. This provision shall survive the termination or expiration of this Lease for a period of one (1) year.

(dd)[Intentionally Omitted].

(ee) ERISA. Tenant is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, which is subject to Section 4975 of the Internal Revenue Code of 1986; and (b) the assets of Tenant do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986; and (c) Tenant is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Tenant do not constitute plan assets of one or more such plans; or (d) transactions by or with Tenant are not in violation of state statutes applicable to Tenant regulating investments of and fiduciary obligations with respect to governmental plans.

(ff) Separate Account. Notwithstanding anything contained in this Lease or in any other document  executed in connection with the transaction contemplated hereby to the contrary and without limitation  of  Paragraph 17(c) hereof, any liability of Landlord shall be satisfied solely from the assets and properties of the Teachers Insurance and Annuity Association of America’s Real Estate Account established as a separate investment account of TIAA under New York law on February 22, 1995, and under the regulation of the State of New York

Insurance Department (the “Separate Account”) (including all assets and properties allocated to or held for the account of the Separate Account), and in no event shall any recourse be had to any assets or properties held by  TIAA in its general investment account or in any other of its existing or future separate accounts other than the Separate Account. The provisions of this Paragraph 19(ff) will survive the expiration or earlier termination of this Lease.

(gg) Rooftop Communications Equipment. Subject to  the  terms  and  conditions  of  this  Paragraph 19(gg), Landlord’s approval of Tenant’s plans, and all applicable governmental laws and regulations, Tenant shall have the non-exclusive right to install, maintain and operate, at Tenant’s sole cost and expense, up to a maximum of one antenna or satellite dish, including base site cabinet and appurtenant conduits and cabinets (“Antennae Equipment”) on the roof of the Building in a location approved by Landlord. Use of the roof top space shall be at no charge to Tenant and shall be for Tenant’s internal purposes only. Tenant’s rights herein are subject to the rights of any existing occupants of the Building or the Building roof, and in no event shall Tenant’s Antennae Equipment interfere with the equipment of Landlord or other tenants or occupants of the Building or Building roof. Tenant reserves the right to run cabling, conduit or wiring across the roof of the portion of the Building which is above Tenant’s Premises to the appropriate conduit riser that will terminate within the Premises as set forth in plans and specifications, which shall be subject to Landlord’s approval including, without limitation, as to scope of work, timing for construction, plans and installation and restoration of improvements.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE TO OFFICE LEASE
BY AND BETWEEN TREA PACIFIC PLAZA, LLC, AS LANDLORD,
AND TANDEM DIABETES CARE, INC., AS TENANT

IN WITNESS WHEREOF, the parties have executed this Lease to be effective as of the Date of this Lease.

“LANDLORD”:

TREA PACIFIC PLAZA, LLC,
a Delaware limited liability company

By:Teachers Insurance and Annuity Association of America, a New York corporation, for the benefit of its Real Estate Account, its sole member

By:/s/ Erik Sobek
Name: Erik Sobek
Title: Senior Director

“TENANT”:

TANDEM DIABETES CARE, INC.,
a Delaware corporation

By:/s/ David B. Berger
Name:  David B. Berger
Title:  Executive Vice President, General Counsel & Secretary

By:/s/ Leigh Vosseller
Name:  Leigh Vosseller
Title:  Executive Vice President, Chief Financial Officer & Treasurer

*NOTE:

If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

(i)

This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer.  If one (1) individual is signing in two (2) of the foregoing capacities, that individual must sign twice; once as one officer and again as the other officer.

(ii)

If there is only one (1) individual signing in two (2) capacities, or if the two (2) signatories do not satisfy the requirements of (A) above, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Lease.

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Lease.

06.II27\10236045v2-42 -

484l-S.t39-3092.v2

EXHIBIT A

FLOOR PLAN OF THE PREMISES

EXHIBIT A

4841-8439-3092.v2

EXHIBIT B

WORK LETTER

1.TENANT IMPROVEMENTS. Landlord shall construct and, except as provided below to the contrary, pay for the entire cost of constructing the following tenant improvements in the Premises (collectively, the “Tenant Improvements”):

•	remove seven (7) offices (See Exhibit A);

•

patch and repair of ceiling by way of replacement. Ceiling grid in the area of the demolition will be replaced and repaired using new materials consisting of equal quality, structure, color, texture and appearance (to the extent such materials are still available) to ensure a consistent “matched’ appearance throughout the Premises;

•	new carpet and base throughout the Premises (utilizing a mutually agreed upon Building-Standard carpet and base that is in stock);

•	cap any remaining floor cores unused by Tenant’s furniture and cover with the new carpet; and

•	touch-up paint as needed throughout the Premises.

Tenant may request changes to the Tenant Improvements provided that (a) the changes shall not be of a lesser quality than Landlord’s standard specifications for tenant improvements for the Building, as the same exists on the Effective Date (the “Standards”); (b) the changes conform to applicable governmental regulations and necessary governmental permits and approvals can be secured; (c) the changes do not require building service beyond the levels normally provided to other tenants in the Building; (d) the changes do not have any adverse effect on the structural integrity or systems of the Building; (e) the changes will not, in Landlord’s opinion, unreasonably delay construction of the Tenant Improvements; and (f) Landlord has determined in its sole but reasonable discretion that the changes are of a nature and quality consistent with the overall objectives of Landlord for the Building. If Landlord approves a change requested by Tenant, then, as a condition to the effectiveness of Landlord’s approval, Tenant shall pay to Landlord upon demand by Landlord the increased actual cost attributable to such change, as reasonably determined by Landlord. To the extent any such change results in a delay of completion of construction of the Tenant Improvements, then such delay shall constitute a delay caused by Tenant as described below.

Concurrently with construction of the Tenant Improvements, but not as a part thereof, Landlord shall allow the installation of Tenant’s security system for access to the Premises in the Building elevators serving the Premises by Tenant, utilizing Tenant’s security installation vendor(s), provided such installation shall be under the supervision of Landlord. All costs of such installation, and the removal thereof upon Tenant’s vacation of the Premises, shall be Tenant’s responsibility.

2.CONSTRUCTION OF TENANT IMPROVEMENTS. Upon Tenant’s payment to Landlord of the total amount of the cost of any changes to the Tenant Improvements, if any, Landlord’s contractor shall commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 4 below) and Force Majeure Delays (as described in Section 5 below). Promptly upon the commencement  of the Tenant Improvements, Landlord shall furnish Tenant with a construction schedule letter setting forth the projected completion dates therefor and showing the deadlines for any actions required to be taken by Tenant during such construction, and Landlord may from time to time during construction of the Tenant Improvements modify such schedule. The Tenant Improvements shall be constructed and completed in accordance with all applicable  Laws including ADA and Title 24 and any compliance-related obligations triggered by the Tenant Improvements (including statutory obligations, building code requirements, ADA requirements, and Title 24 obligations) shall be remedied at Landlord's sole cost, unless and to the extent such compliance-related obligations are required in connection with Tenant’s particular use of the Premises that is other than typical office use. Landlord shall be solely responsible for all claims, damages, or costs and expenses arising from the negligence or intentional misconduct of

EXHIBIT B

4841-8439-3092.v2

Landlord’s contractors and agents in connection with the construction and completion of the Tenant Improvements, unless and to the extent such claims are caused by the negligence or willful misconduct of Tenant or any Tenant Indemnitees. Tenant shall have no duty to see that the Tenant Improvements, including the design or construction thereof, comply with applicable Laws, including all applicable codes, rules and regulations.

3.	COMMENCEMENT DATE AND SUBSTANTIAL COMPLETION.

(a)Commencement Date. The Term of the Lease shall commence on the date (the “Commencement Date”) which is the later of: (i) the Estimated Commencement Date; or (ii) the date the Tenant Improvements have been “Substantially Completed” (as defined below); provided, however, that if Substantial Completion of the Tenant Improvements is delayed as a result of any Tenant Delays described in Section 4 below, then the Commencement Date as would otherwise have been established pursuant to this Section 3(a)(ii) shall be accelerated by the number of days of such Tenant Delays.

(b)Substantial Completion; Punch-List. For purposes of Section 3(a)(ii) above, the Tenant Improvements shall be deemed to be “Substantially Completed” when Landlord: (i) the substantial completion of construction of the Tenant Improvements required for Tenant to reasonably occupy and conduct its business in the Premises, with the exception of any Punch List Items (defined below), which Punch List Items shall be diligently completed by Landlord not later than thirty (30) days thereafter; provided, however, that Tenant shall be responsible, at Tenant’s sole cost and expense, for the remediation of any Punch-List Items caused by Tenant’s negligent or wrongful acts or omissions; (ii) all of the Building Operating Systems are fully operational in accordance with the Lease; (iii) if required, a temporary certificate of occupancy (or jurisdictional equivalent) for the Building and the Tenant Improvements has been issued by the applicable governmental authority; (iv) Landlord is able to provide parking for Tenant sufficient to satisfy the parking requirements under the Lease; (v) Landlord is able to provide Tenant reasonable and continuous ingress and egress to and from the parking areas, the Premises, the Building and the Project, and (vi) continuous and uninterrupted power is available to the Premises. The term “Punch List Items” shall mean minor items of completion, correction or repair with respect to the Tenant Improvements, which by their nature will not interfere with, or impair in any material respect, Tenant’s use or occupancy of the Premises for the purposes contemplated under the Lease, and which can reasonably be expected to be completed within thirty (30) days other than delayed delivery items which can reasonably be expected to be delivered and installed within ninety

(90) days. Landlord and Tenant shall conduct a final walk-through of the Premises not earlier than ten (10) days earlier than the expected date(s) the Tenant Improvements are to be Substantially Completed as specified by written notice from Landlord to Tenant.

(c)Delivery of Possession. Landlord agrees to deliver possession of the Premises to Tenant when the Tenant Improvements have been Substantially Completed in accordance with Section 3(b) above. Tenant agrees that if Landlord is unable to deliver possession of the Premises within one hundred fifty (150) days of the Effective Date (the “Outside Date”), which Outside Date shall be extended for each day of Tenant Delays and Force Majeure Delays, the Lease will not be void or voidable, but Rent shall abate for one (1) day for each day after the Outside Date until and including the date Landlord delivers possession of the Premises to Tenant with the Tenant Improvements Substantially Completed. Notwithstanding the foregoing, if Landlord has not received a building permit for the Tenant Improvements from the City of San Diego within ninety (90) days of the Effective Date, Tenant may, at Tenant's option, by written notice to Landlord delivered within ten (10) days following the expiration of such 90-day period, terminate this Lease (the “Termination Option”). Such notice must be delivered within one hundred (100) days of the Effective Date, after which date the Termination Option shall be null and void. If Tenant properly and timely exercises the Termination Option, the parties shall be discharged from all obligations hereunder, except that Landlord shall return any money previously deposited with or paid to Landlord by Tenant.

4.TENANT DELAYS. For purposes of this Work Letter, “Tenant Delays” shall mean any delay in the completion of the Tenant Improvements resulting from any or all of the following: (a) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to the Work Schedule or any schedule delivered by Landlord to Tenant pursuant to this Work Letter to the extent such failure is not caused by any Force Majeure delays encountered by Tenant with respect thereto; (b) Tenant’s changes to the Tenant Improvements; (c) Tenant’s request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards; (d) any delay of Tenant in making payment to Landlord for Tenant’s share of any costs in excess

EXHIBIT B

4841-8439-3092.v2

of the cost of the initially-described Tenant Improvements; or (e) any other act or failure to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant. In the event of any Tenant Delay claimed by Landlord, Landlord shall, within seven (7) business days following Landlord first obtaining actual knowledge that the occurrence of an event is reasonably likely to cause the claimed Tenant Delay, notify in writing Tenant of the claimed Tenant Delay, the impact on the Landlord’s performance of its obligations under this Work Letter, to the extent then known, and to what it is attributable (the “Delay Notice”). If a Delay Notice is not given within such 7-business day period to Tenant, the extent of such Tenant Delay shall be reduced by the period of time of such Tenant Delay as to which Tenant can reasonably establish could have been avoided had a Delay Notice thereof been given to Tenant by Landlord within such 7-business day period. Landlord shall use commercially reasonable efforts to mitigate the effects of any claimed Tenant Delay, and shall provide reasonable information and alternatives to Tenant to assist in such mitigation efforts; provided, however, Landlord shall not be required to incur any material cost or incur any material liability in seeking to mitigate any Tenant Delay. No Tenant Delay shall be deemed to have occurred with respect to any contended delay by Landlord if Tenant cures the event which would otherwise constitute such Tenant Delay within one (1) business day after receipt the applicable Delay Notice from Landlord specifying such contended Tenant Delay. The existence of a Tenant Delay shall be used only for the determination of any acceleration of the Commencement Date, and except as otherwise expressly provided in this Work Letter, Tenant shall not incur any other liability to Landlord by virtue of the mere existence of any such Tenant Delay

5.FORCE MAJEURE DELAYS. For purposes of this Work Letter, “Force Majeure Delays” shall mean  any actual delay beyond the reasonable control of Landlord in the construction of the Tenant Improvements, which is not a Tenant Delay and which is caused by any of the causes described in Section 19(v) of the Lease.

6.MOVING ALLOWANCE. Landlord hereby agrees to provide to Tenant a moving allowance in the amount of $1.76 per rentable square foot of the Premises, i.e., forty-four thousand five hundred eighty-four and 32/100 dollars ($44,584.32) (the “Moving Allowance”) which, in Tenant’s discretion, may be applied to Tenant’s moving and relocation costs or applied as a credit to Rent. The Moving Allowance shall either be paid by Landlord to Tenant or credited against Rent following written notice of such election delivered by Tenant to Landlord not  later than ninety (90) days following the Commencement Date.

7.WARRANTY. Landlord shall obtain and enforce for the benefit of Tenant one (1) year contractor warranties for the Tenant Improvements (“Contractor’s Warranties”). Tenant shall be entitled to enforce for the benefit of Tenant all warranties, guaranties and indemnities in favor of Landlord with respect to the design, construction, and completion of the Tenant Improvements.

EXHIBIT B

4841-8439-3092.v2

EXHIBIT C

BUILDING RULES AND REGULATIONS

1.The sidewalks, entrances, passages, courts, elevators, vestibules, stairways and corridors of halls shall not be obstructed or used for any purpose other than ingress and egress. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and the Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence, in the judgment of the Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom the Tenant normally deals only for the purpose of conducting its business in the Premises (such as clients, customers, office suppliers and equipment vendors, and the like) unless such persons are engaged in illegal activities. No tenant and no employees of any tenant shall go upon the roof of the Building without the written consent of Landlord.

2.

No awnings or other projections shall be attached to the outside walls of the Building. No  curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard window coverings. All electrical ceiling fixtures hung in offices or  spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and bulb color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without the written consent of Landlord.

3.

No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Premises, the Building or the Project without the prior written consent of the Landlord. If the Landlord shall have given such consent at the time, whether before or after the execution of this Lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of this Lease, and shall be deemed to relate only to the particular sign, advertisement or notice so consented to by the Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord with respect to each and every such sign, advertisement or notice other than the particular sign, advertisement or notice, as the case may be, so consented to by the Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to such tenant. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for  each tenant by the Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to the Landlord. The directory tablet will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering.

4.

The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills. Tenant shall see that the windows, transoms and doors of the Premises are closed and securely locked before leaving the Building and must observe strict care not to leave windows open when it rains. Tenant shall exercise extraordinary care and caution that all water faucets or water apparatus located in the Premises are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun’s rays fall directly on the windows of the Premises. Tenant shall not tamper with or change the setting of any thermostats or temperature control valves.

5.

The toilet rooms, water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were considered, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

6.

No tenant shall mark, paint, drill into, or in any way deface any part of the Premises, the Building or the Project. No boring, cutting or stringing of wires or laying of linoleum or other similar floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct.

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7.

No bicycles, vehicles, birds or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant on the Premises, except that the preparation of coffee, tea, hot chocolate and similar items (including those suitable for microwave heating) for tenants and their employees shall be permitted, provided that the power required therefor shall not exceed that amount which can be provided by a 30 amp circuit. No tenant shall cause or permit any unusual or objectionable odors to be produced or permeate the Premises. Smoking or carrying lighted cigars, cigarettes or pipes in the Building is prohibited.

8.

The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. No tenant shall occupy or permit any portion of the Premises to be occupied as an office for a public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco (except by a cigarette vending machine for use by Tenant’s employees) in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau, without the express written consent of Landlord. No tenant shall engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.

9.

No tenant shall make, or permit to be made any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or skylights or down the passageways.

10.No tenant, subtenant or assignee nor any of their servants, employees, agents, visitors or licensees shall at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, chemical or substance.

11.No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof. Each tenant must, upon the termination of his tenancy, restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

12.

All removals, or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours which Landlord shall determine from time to time, without the express written consent of Landlord. The moving of safes or other fixtures or bulky matter of any kind must be done upon previous notice to the Project Management Office and under its supervision, and the persons employed by any  tenant for such work must be acceptable to the Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon supports approved by Landlord to distribute the weight.

13.No tenant shall purchase spring water, ice, towel, janitorial maintenance or other similar services from any person or persons not approved by Landlord.

14.

Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or the Project or its desirability as an office location, and  upon written notice from Landlord, any tenant shall refrain from or discontinue such advertising.

15.Landlord reserves the right to exclude from the Building between the hours of 6:00 P.M. and   7:00 A.M. and at all hours on Saturday, Sunday and legal holidays all persons who do not present a pass or card key to the Building approved by the Landlord. Each tenant shall be responsible for all persons who enter the Building with or at the invitation of such tenant and shall be liable to Landlord for all acts of such persons. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable  in Landlord’s opinion, Landlord reserves the right, without abatement of Rent, to require all persons to vacate the

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4841-8439-3092.v2

Building and to prevent access to the Building during the continuance of the same for the safety of the tenants, the protection of the Building, and the property in the Building.

16.

Any persons employed by any tenant to do janitorial work shall, while in the Building and outside of the Premises, be subject to and under the control and direction of the Project Management Office (but not as an agent or servant of said Office or of the Landlord), and such tenant shall be responsible for all acts of such persons.

17.	All doors opening onto public corridors shall be kept closed, except when in use for ingress and egress.

18.	The requirements of Tenant will be attended to only upon application to the Project Management

Office.

19.	Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall report and otherwise cooperate to prevent the same.

20.	All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

21.	No air conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord.

22.	There shall not be used in any space, or in the public halls of the Building, either by any tenant or others, any hand trucks, except those equipped with rubber tires and rubber side guards.

23.	No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

24.	The scheduling of tenant move-ins shall be subject to the reasonable discretion of Landlord.

25.

If the Tenant desires telephone or telegraph connections, the Landlord will direct electricians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without direction from the Landlord.

26.

The term “personal goods or services vendors” as used herein means persons who periodically enter the Building of which the Premises are a part for the purpose of selling goods or services to a tenant, other than goods or services which are used by the Tenant only for the purpose of conducting its business in the Premises. “Personal goods or services” include, but are not limited to, drinking water and other beverages, food, barbering services and shoeshining services. Landlord reserves the right to prohibit personal goods and services vendors from access to the Building except upon Landlord’s prior written consent and upon such reasonable terms and conditions, including, but not limited to, the payment of a reasonable fee and provision for insurance coverage, as are related to the safety, care and cleanliness of the Building, the preservation of good order thereon, and the relief of any  financial or other burden on Landlord or other tenants occasioned by the presence of such vendors or the sale by them of personal goods or services to the Tenant or its employees. If necessary for the accomplishment of these purposes, Landlord may exclude a particular vendor entirely or limit the number of vendors who may be present at any one time in the Building.

27.

The Building is a non-smoking building. Smoking is prohibited at all times within the entire Building, including all leased premises, as well as all public/common areas and parking areas for the Building, including any attached parking garage structure. This prohibition applies during business and non-business hours to restrooms, elevators, elevator lobbies, first floor lobby, stairwells, common hallways, the lunch room and any other public/common area, as well as to all areas within the Leased Premises by Tenants. Smoking is only permitted in  the designated smoking area outside the Building and away from the entrances to the Building.

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28.The Building and Project is a weapons free environment. No tenant, owner of a tenant, officer or employee of a tenant, visitor of tenant, contractor or subcontractor of tenant, or any other party shall carry weapons (concealed or not) of any kind in the building, or parking areas. This prohibition applies to all public areas, including without limitation, restrooms, elevators, elevator lobbies, first floor lobby, stairwells, common hallways, all areas within the leased premises of tenants, all surface parking areas and the surrounding land related to the building.

29.

Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

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EXHIBIT D

FORM TENANT ESTOPPEL CERTIFICATE

TO: (“Landlord”)

and:

(“Third Party”)

Re:Property Address:

Lease Date:

Between , Landlord and

, Tenant Square Footage Leased:   Suite No.

Floor:

The undersigned tenant (“Tenant”) hereby certifies to Third Party and Landlord as follows:

1.	The above-described Lease has not been canceled, modified, assigned, extended or amended except .

2.

Base Rent has been paid to the first day of the current month and all additional rent has been paid and collected in a current manner. There is no prepaid rent except $ , and the amount of the security deposit is $ .

3.	Base Rent is currently payable in the amount of $ monthly exclusive of Tenant’s Proportionate Share of Operating Expenses.

4.	The Lease terminates on , 20 subject to any renewal option(s) set forth in the

Lease.

5.	All work to be performed for Tenant under the Lease has been performed as required and has been accepted by Tenant, except .

6.	The Lease is: (a) in full force and effect; (b) to Tenant’s actual knowledge, free from default; and

(c) to Tenant’s actual knowledge, Tenant has no claims against the Landlord or offsets against rent.

7.	The Base Year for Operating Expenses, as defined in the said Lease, is .

8.	The undersigned has no right or option pursuant to the said Lease or otherwise to purchase all or any part of the Premises or the Building of which the Premises are a part.

9.	There are no other agreements written or oral between the undersigned and the Landlord with respect to the Lease and/or the Premises and Building.

10.	The statements contained herein may be relied upon by the Landlord and by any prospective purchaser of the property of which the Premises is a part and its mortgage lender.

If a blank in this document is not filled in, the blank will be deemed to read “none”.

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If Tenant is a corporation, the undersigned signatory is a duly appointed Officer of the corporation.

Dated this day of , 20 .

Tenant:

By:	Name: Title:

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EXHIBIT E

TENANT’S COMMENCEMENT LETTER

To: (“Landlord”)

Date:

Tenant’s Commencement Letter

The undersigned, as the Tenant under that certain Office Lease (the “Lease”) dated , made and  entered into between , a as Landlord, and the undersigned, as Tenant, hereby certifies that:

1.	The undersigned has accepted possession and entered into occupancy of the Premises described in the Lease.

2.	The Commencement Date of the Lease was .

3.	The expiration date of the Lease is .

4.	The Lease is in full force and effect and has not been modified or amended.

5.	Landlord has Substantially Completed the Tenant Improvements to the Premises for occupancy by the undersigned.

All capitalized terms not defined in this Tenant’s Commencement Letter shall have the same meaning as  set forth in the Lease.

Very truly yours,

, a

By:	Name: Title:

EXHIBIT E

RIDER NO. 1

EXTENSION OPTION

This Rider No. 1 is made and entered into by and between TREA PACIFIC PLAZA, LLC, a Delaware limited liability company (“Landlord”), and TANDEM DIABETES CARE, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1.

Landlord hereby grants to Tenant (which for all purposes under this Rider No. 1 shall include any Permitted Transferee) one option (the “Extension Option”) to extend the Term of the Lease for one (1) additional period of five (5) years (the “Option Term”), on the same terms, covenants and conditions as provided for in the Lease during the initial Term, except for the Base Rent, which shall initially be equal to the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of the Fair  Market Rental Rate Rider attached to the Lease as Rider No. 2, including any fair market annual rent adjustments forming a part of the fair market rental rate during the Option Term.

2.

The Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is fifteen (15) months and no later than that date which is twelve (12) months prior to the expiration of the then-current Term of the Lease. The Extension Option shall, at Landlord’s sole option, not be deemed to be properly exercised if, at the time the Extension Option is exercised or on the scheduled commencement date for the Option Term, Tenant has (a) committed an uncured material monetary event of default whose cure period has expired (or remains uncured following the giving of notice and expiration of applicable cure periods, as applicable), (b) assigned all or any portion of the Lease or its interest therein other than pursuant to a Permitted Transfer, or (c) sublet all or any portion of the Premises other than pursuant to a Permitted Transfer. Provided Tenant has properly and timely exercised the Extension Option, the then-current Term of the Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Base Rent shall be as set forth above, and except that there shall be no remaining Extension Option.

RIDER NO. 2

FAIR MARKET RENTAL RATE

This Rider No. 2 is made and entered into by and between TREA PACIFIC PLAZA, LLC, a Delaware limited liability company (“Landlord”), and TANDEM DIABETES CARE, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1.The term “fair market rental rate” as used in the Lease and any Rider attached to the Lease shall mean the annual amount per square foot, projected during the Option Term (including annual adjustments), that a willing, non-equity renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, institutional landlord of a comparable quality office building located in the Torrey Hills area would accept, in an arm’s length transaction (what Landlord is accepting in then-current transactions for the Building may be included for purposes of projecting rent for Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings. All economic terms other than Base Rent, such as tenant improvement allowance amounts, if any, operating expenses, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.

2.In the event where a determination of fair market rental rate is required under the Lease, Landlord shall provide written notice of Landlord’s determination of the fair market rental rate not later than ninety (90) days after the last day upon which Tenant may timely exercise the right giving rise to the necessity for such fair market rental rate determination. Tenant shall have ten (10) business days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Failure of Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period shall conclusively be deemed Tenant’s approval and acceptance thereof. If within Tenant’s Review Period Tenant reasonably objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective legal counsel to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Paragraph 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) days after the expiration of Tenant’s Review Period. The parties shall each provide the other with such supporting information and documentation as  they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the “Outside Agreement Date”), Tenant’s Extension Option will be deemed null and void unless Tenant demands appraisal, in which event each party’s determination shall be submitted to appraisal in accordance with the provisions of Section 3 below.

3.

(a) Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial (including office) properties in the Torrey Hills area. The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements specified in Section 1 above. Each such appraiser shall be appointed within fifteen (15) days after the Outside Agreement Date.

(b)The two (2) appraisers so appointed shall within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(c)The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such thirty (30) day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(d)The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the Extension Option. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 3(a) hereinabove, the appraiser appointed by one of them shall within thirty (30) days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the Extension Option.

(e)If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of San Diego County to appoint a third appraiser meeting the qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for ether party.

(f)The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(g)If the process described hereinabove has not resulted in a selection of either Landlord’s or Tenant’s submitted best and final fair market rental rate by the commencement of the applicable lease term, then the fair market rental rate estimated by Landlord will be used until the appraiser(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of Base Rent or other amounts if the appraisers select Tenant’s submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to this Lease confirming the terms of the decision.

RIDER NO. 3

RIGHT OF FIRST REFUSAL

This Rider No. 3 is made and entered into by and between TREA PACIFIC PLAZA, LLC, a Delaware limited liability company (“Landlord”), and TANDEM DIABETES CARE, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1.

If at any time during the Term, Landlord receives and desires to accept a third-party offer to lease the third floor of the Building (the “ROFR Space”), then Tenant (which for all purposes under this Rider No. 3 shall include any Permitted Transferee) shall have five (5) business days following receipt from Landlord of a copy of such third-party offer in writing, including all material terms relating to such third-party offer (the “Term Sheet”) in which to agree in writing to lease the ROFR Space on the terms set forth on the Term Sheet and the noneconomic terms set forth in the Lease (the “Right of First Refusal”). The Right of First Refusal is a one-time right during the Term. If for any reason Tenant fails to appropriately respond to the Term Sheet within such five (5) business day period of time, or if for any reason (including, without limitation, the parties’ failure to agree on the form of the Lease amendment or any of the terms contained therein after their good faith efforts to do so), Tenant does not execute and deliver to Landlord, within the next five (5) business day period of time, a Lease amendment acceptable to Landlord containing the terms set forth in the Term Sheet, then in either such event Tenant will be deemed to have elected not to lease the ROFR Space on the terms contained in the Term Sheet.

2.The term for the ROFR Space shall commence upon the commencement date stated in the Term Sheet and thereupon such ROFR Space shall be considered a part of the Premises, provided that all of the terms stated in the Term Sheet shall govern Tenant’s leasing of the ROFR Space and only to the extent that they do not conflict with the Term Sheet, the terms and conditions of this Lease shall apply to the ROFR Space.

3.

The ROFR Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the ROFR Space or as of the date the term for such ROFR Space commences, unless the Term Sheet specifies any work to be performed by Landlord in the ROFR Space, in which case Landlord shall perform such work in the ROFR Space. If Landlord is delayed delivering possession of the ROFR Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the ROFR Space shall be postponed until the date Landlord delivers possession of the ROFR Space to Tenant free from occupancy by any party.

4.

Should Tenant not elect to exercise its Right of First Refusal and Landlord intends to lease the ROFR Space to a third party and the total effective rent of the lease term as proposed in the third party offer is equal to or greater than ten percent (10%) lower compared to the total effective rent previously offered to Tenant, then Landlord shall deliver a second Term Sheet to Tenant with revised terms matching the offer containing the lesser total effective rent, granting Tenant another opportunity to exercise its ROFR at such revised terms using the same time periods and delivery methods as contained above.

5.

Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is subject and subordinate to (i) the renewal or extension rights of any tenant leasing all or any portion of the ROFR Space, and

(ii) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the Effective Date.

6.

Tenant’s Right of First Refusal shall terminate on the earlier to occur of: (a) Tenant’s failure to exercise its Right of First Refusal within the five (5) business day period provided in Section 1 above; and (b) the date Landlord would have provided Tenant a Term Sheet if Tenant had not then been in default of the Lease.

TABLE OF CONTENTS

LEASE OF PREMISES		2
BASIC LEASE PROVISIONS		2
STANDARD LEASE PROVISIONS		5
1.	TERM	5
2.	BASE RENT AND SECURITY DEPOSIT	5
3.	ADDITIONAL RENT	7
4.	IMPROVEMENTS AND ALTERATIONS	12
5.	REPAIRS	14
6.	USE OF PREMISES	15
7.	UTILITIES, SERVICES AND SIGNS	18
8.	NON-LIABILITY AND INDEMNIFICATION OF LANDLORD; INSURANCE	21
9.	FIRE OR CASUALTY	24
10.	EMINENT DOMAIN	25
11.	ASSIGNMENT AND SUBLETTING	25
12.	DEFAULT	28
13.	ACCESS; CONSTRUCTION	30
14.	BANKRUPTCY	31
15.	SUBSTITUTION OF PREMISES	31
16.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES	31
17.	SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY	33
18.	PARKING; COMMON AREAS	33
19.	MISCELLANEOUS	35

LIST OF EXHIBITS

Exhibit AFloor Plan of Premises

Exhibit BWork Letter

Exhibit CBuilding Rules and Regulations Exhibit DForm Tenant Estoppel Certificate Exhibit ETenant’s Commencement Letter

Rider No. 1Extension Option

Rider No. 2Fair Market Rental Rate Rider No. 3Right of First Refusal